UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Entergy Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Entergy Corporation 639 Loyola Avenue New Orleans, LA 70113

Notice of Annual Meeting of Shareholders

New Orleans, Louisiana

March 23, 2012

To the Shareholders of ENTERGY CORPORATION:

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Date:	Friday, May 4, 2012
Time:	10:00 a.m.
Place:	The Hyatt Regency Hotel
601 Loyola Avenue
New Orleans, Louisiana

MATTERS TO BE VOTED ON:

1.	Election of the director nominees identified in the Proxy Statement that accompanies this notice.

2.	Ratification of selection of Deloitte & Touche LLP as independent registered public accountants for 2012.

3.	An advisory vote to approve named executive officer compensation.

4.	Such other business as may properly come before the meeting.

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free number or over the Internet, as described in the enclosed materials. If you receive a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

Only shareholders of record as of the close of business on March 6, 2012 are entitled to receive notice of, to attend and to vote at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 4, 2012

This Proxy Statement and our 2011 Annual Report to Shareholders are available at: http://www.entergy.com/investor_relations/2011_publications.aspx.

Marcus V. Brown

Senior Vice President and General Counsel

PROXY STATEMENT

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Entergy Corporation for our 2012 Annual Meeting of Shareholders and for any adjournment or postponement of the meeting (“Annual Meeting”). In this Proxy Statement, we refer to Entergy Corporation as “Entergy,” “the Company,” “we,” “our” or “us.”

We are holding the Annual Meeting at The Hyatt Regency Hotel, 601 Loyola Avenue, New Orleans, Louisiana. We intend to mail this Proxy Statement and a proxy card to shareholders starting on or about March 23, 2012.

INFORMATION ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 6, 2012, the record date for the meeting, can vote their shares at the Annual Meeting. On that date, we had 177,313,573 common shares outstanding and entitled to vote. Each common share is entitled to one vote on each matter properly brought before the meeting.

Do I need a ticket to attend the Annual Meeting?

No. If you are a shareholder of record, you need only present a form of personal identification to be admitted to the meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote. If your shares are held in an employee savings plan, you must present your employee identification badge.

What is the difference between owning shares as a shareholder of record and as a beneficial owner?

You may own common shares in one or more of the following ways:

•	directly in your name as the shareholder of record;
•	indirectly through a broker, bank or other holder of record in “street name;” or
•	indirectly in one of the Company’s qualified employee savings plans (“Savings Plans”).

If your shares are registered directly in your name, you are the holder of record of these shares and you have the right to give your proxy directly to us, to give your voting instructions by telephone or by the Internet, or to vote in person at the meeting. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. If your shares are held in one of the Savings Plans, see “How do I vote shares held under the Savings Plans?” below.

How do I vote?

Your vote is important. We encourage you to vote promptly. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Tuesday, May 1, 2012 for shares held in the Savings Plans and through 11:59 p.m. Eastern Time on Thursday, May 3, 2012 for all other shares. You may vote in one of the following ways:

By Telephone.  If you are located in the United States or Canada, you can vote your shares by calling 1-800-690-6903 and following the instructions on the proxy card. You may vote by telephone 24 hours a day. You will be able to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card.

By Internet.  You can also vote your shares over the Internet at www.proxyvote.com. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. You may vote on the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you vote on the Internet, you do not need to return your proxy card or your voting instruction form.

By Mail.  If you received your proxy materials by mail, you can vote by marking, dating, and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction form as indicated on such form.

At the Annual Meeting.  If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.

All shares that have been properly voted and not revoked will be voted at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

What if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;
•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•	voting by ballot at the Annual Meeting.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I vote shares held under the Savings Plans?

If you participate in one of the Company’s Savings Plans, your proxy card includes the number of shares credited to your account under that plan as of the record date. To allow sufficient time for the trustee to vote, the trustee must receive your voting instructions by 11:59 p.m. Eastern Time, on May 1, 2011. If the trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from the other participants who did vote, except as may be otherwise required by law.

Is my vote confidential?

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

What are the voting requirements to elect directors and approve each of the proposals discussed in this Proxy Statement?

Quorum.  We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the meeting, either in person or by proxy. Abstentions and “broker non-votes” (see below) are counted as present for purposes of determining a quorum.

Votes Required for Proposals.  To elect directors and adopt the other proposals, the following proportion of votes is required:

•

Directors. In the election of directors, each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast “For” a nominee’s election must exceed the number of votes cast “Against” such nominee’s election. A director who fails to receive a majority “For” vote will be required to tender his or her resignation to the Board of Directors for consideration. For additional information, see “Corporate Governance – Corporate Governance Principles and Practices – Majority Voting in Director Elections.”

•

Independent Registered Public Accountants. To ratify the selection of our independent registered public accountants, we must receive the affirmative vote of a majority of the shares entitled to vote on the matter and present in person at the Annual Meeting or represented by proxy.

•

Advisory Vote to Approve Named Executive Officer Compensation. The approval of the non-binding vote on executive compensation requires the affirmative vote of a majority of the shares entitled to vote on the matter and present in person at the Annual Meeting or represented by proxy.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate votes at the Annual Meeting. Broadridge will separately tabulate “for” and “against” votes, abstentions and broker non-votes. Broadridge has also been retained to be our election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots, and perform any other acts required under the Delaware General Corporation Law.

A vote to abstain will, pursuant to the Company’s bylaws, not have any effect with respect to the election of directors. It will, however, have the effect of a vote Against the other proposals.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board of Directors (the persons named in your proxy card if you are a shareholder of record) will have the discretion to vote on those matters for you.

What happens if I do not submit voting instructions to my broker?

If a proposal is considered, pursuant to New York Stock Exchange (“NYSE”) rules, to be routine (see below), a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions. For purposes of our Annual Meeting, we understand that the proposal relating to the ratification of the selection of our independent registered public accountants will be treated as a routine item, but all other proposals will not be deemed routine items. Broker non-votes will not have an impact on the outcome of any proposal to be voted on at the Annual Meeting.

Who will pay for the cost of the proxy solicitation?

We will pay the expenses of soliciting proxies. Our directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission. We have hired Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902 to help us distribute and solicit proxies. We will pay Morrow $14,000, plus expenses, for these services.

CORPORATE GOVERNANCE

Board of Directors

As of March 23, 2012, there were 11 members of the Board of Directors:

Maureen S. Bateman	J. Wayne Leonard Chairman and Chief Executive Officer	William A. Percy, II
Gary W. Edwards Presiding Director	Stuart L. Levenick	W. J. “Billy” Tauzin
Alexis M. Herman	Blanche Lambert Lincoln	Steven V. Wilkinson
Donald C. Hintz	Stewart C. Myers

The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chairman and Chief Executive Officer and other officers. The Board has six standing committees: Audit, Corporate Governance, Personnel, Finance, Nuclear and Executive. The charters of the Audit, Personnel and Corporate Governance Committees are available on the Company’s Investor Relations website at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests them from the Secretary of the Company.

The Board met 16 times in 2011. Each incumbent member of the Board attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. We encourage, but do not require, our Board members to attend annual meetings of shareholders. All of our Board members then in office attended our 2011 Annual Meeting of Shareholders.

The nominees for election to the Board of Directors at the Annual Meeting include all of our current directors. For additional information concerning the background and qualifications of the director nominees, see “Matters Requiring Shareholder Action—Proposal 1 - Election of Directors.”

Director Independence

A director is considered independent if the Board affirmatively determines that he or she has no material relationship with the Company and otherwise satisfies the independence requirements of the NYSE. A director is “independent” under the NYSE listing standards if the Board affirmatively determines that the director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a relationship with us. The Board of Directors has reviewed information concerning each of its non-employee members to determine compliance with the independence standards established by the NYSE. The Board has affirmatively determined that each of our non-employee directors is independent within the meaning of the rules of the NYSE. In making this determination, the Board considered Mr. Percy’s service as the non-compensated, non-executive chair of the Board of Directors of Hope Enterprise Corporation, a non-profit community development financial institution, that provides financial products and services in Arkansas, Louisiana and Mississippi. In 2010, one of our subsidiaries renewed a $1,500,000 loan to a for-profit subsidiary of Hope Enterprise Corporation. Mr. Percy is a director of the subsidiary, but is not an officer or employee of Hope Enterprise Corporation or any of its subsidiaries.

Board Committees

Audit Committee. The Board has established an Audit Committee for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to, among other things:

•	our compliance with legal and regulatory requirements, including our disclosure controls and procedures;
•	the independent registered public accounting firm’s qualifications and independence; and
•	the performance of our internal audit function and independent registered public accounting firm.

The Board has adopted an Audit Committee Charter, a copy of which is available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests it from the Secretary of the Company. For information about the Audit Committee’s policy regarding independent auditor service, see “Entergy Audit Committee Guidelines for Pre-Approval of Independent Auditor Services” on page 65 of this Proxy Statement.

The Audit Committee consists of four directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the rules of the NYSE. In addition, all Audit Committee members must meet the heightened standards for independence for audit committee members imposed by the Securities and Exchange Commission (“SEC”) and the NYSE. Under those heightened standards, a director may not serve on the Audit Committee if the director (i) receives any consulting, advisory, or other compensatory fees from us (other than in his or her capacity as a director) or (ii) is our affiliate or the affiliate of any of our subsidiaries.

Each member of our Audit Committee satisfies these heightened standards. No director may serve as a member of the Audit Committee if that director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of that director to effectively serve on the Audit Committee. All Audit Committee members must be financially literate, and at least one member must have accounting or related financial management expertise.

The members of the Audit Committee are: Steven V. Wilkinson (Chair), Maureen S. Bateman, Stuart L. Levenick and Blanche L. Lincoln.

The Board has determined that Mr. Wilkinson, the Chair of the Audit Committee, is an audit committee financial expert, as such term is defined by the rules of the SEC. During 2011, the Audit Committee met 12 times.

Corporate Governance Committee. The Board has established the Corporate Governance Committee, which is responsible for, among other things:

•	developing policies and practices relating to corporate governance and reviewing compliance with the Company’s Corporate Governance Guidelines;
•	recommending the director nominees for approval by the Board and the shareholders; and
•	establishing and implementing self-evaluation procedures for the Board and its committees.

The Board has adopted a Corporate Governance Committee Charter, a copy of which is available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests it from the Secretary of the Company.

The Corporate Governance Committee consists of four directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the rules of the NYSE. The members of the Corporate Governance Committee are: Alexis M. Herman (Chair), Gary W. Edwards, Blanche L. Lincoln and William A. Percy, II.

During 2011, the Corporate Governance Committee met 9 times. In addition, the Corporate Governance Committee met once in a joint session with the Personnel Committee.

Personnel Committee. The Board has established a Personnel Committee which is responsible for, among other things:

•	developing and implementing compensation policies and programs for our executive officers, including any employment agreement with an executive officer;
•	evaluating the performance of our Chairman and Chief Executive Officer; and
•	reporting, at least annually, to the Board on succession planning, including succession planning for the Chief Executive Officer.

The Board has adopted a Personnel Committee Charter; a copy of which is available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests it from the Secretary of the Company.

The Personnel Committee consists of four directors, each of whom the Board has determined has no material relationship with us and is otherwise independent under the rules of the NYSE. The members of the Personnel Committee are: Maureen S. Bateman (Chair), Gary W. Edwards, Alexis M. Herman and Stewart C. Myers.

During 2011, the Personnel Committee met 7 times. In addition, during 2011, the Personnel Committee met once in joint session with the Finance Committee and once in joint session with the Corporate Governance Committee. The role of our Chief Executive Officer in determining or recommending the amount or form of executive compensation is discussed in “Compensation Discussion and Analysis” on page 31 of this Proxy Statement.

The Personnel Committee Report is set forth on page 33 of this Proxy Statement, immediately following the “Compensation Discussion and Analysis” section.

Finance Committee. The Board has established the Finance Committee, which is responsible for, among other things:

•	reviewing and making recommendations to the Board regarding our financial policies, strategies, and decisions;
•	reviewing our investing activities; and
•	reviewing and making recommendations to the Board with respect to significant investments.

The Finance Committee consists of four directors. The members of the Finance Committee are: Stuart L. Levenick (Chair), Donald C. Hintz, Stewart C. Myers and W. J. “Billy” Tauzin.

During 2011, the Finance Committee met 7 times. In addition, the Finance Committee met once in a joint session with the Personnel Committee during 2011.

Nuclear Committee. The Board has established the Nuclear Committee, which is responsible for, among other things:

•	providing non-management oversight and review of all the Company’s nuclear generating plants;
•	focusing on safety, operating performance, operating costs, staffing and training; and
•	consulting with management concerning internal and external nuclear-related issues.

The Nuclear Committee consists of five directors. The members of the Nuclear Committee are: Donald C. Hintz (Chair), Maureen S. Bateman, William A. Percy, II, W. J. “Billy” Tauzin and Steven V. Wilkinson.

During 2011, the Nuclear Committee met 7 times.

Executive Committee. The Board has established the Executive Committee, which is authorized to act for the Board on matters other than those matters specifically reserved by Delaware law to the entire Board. The members of the Executive Committee are: J. Wayne Leonard (Chair), Gary W. Edwards, Donald C. Hintz and Stuart L. Levenick.

During 2011, the Executive Committee did not meet.

Corporate Governance Principles and Practices

Corporate Charters and Ethics Policies. Our Corporate Governance Guidelines, Certificate of Incorporation, Bylaws and Board committee charters form the framework of our corporate governance. In addition, we have adopted a Code of Business Conduct and Ethics for the members of our Board of Directors, a Code of Business Conduct and Ethics for our employees and a Code of Entegrity, which sets forth the ethical responsibilities of our employees, officers and representatives.

Our Corporate Governance Guidelines, the charters of our Audit, Personnel and Corporate Governance Committees, and our ethics guidelines, including any amendments, are available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests a copy from the Secretary of the Company.

Board Independence. Our Corporate Governance Guidelines state that the Board of Directors should include a substantial majority of non-employee directors and a majority of independent directors. Under our Corporate Governance Guidelines, no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, the Board of Directors applies the independence tests specified in the rules of the NYSE. For additional information, see “Corporate Governance – Director Independence.”

Executive Sessions of the Board of Directors. The non-employee directors meet in executive session (separate from management) at least four times a year. In addition, if non-employee directors include directors who are not independent, the independent directors meet in executive session at least once a year. The non-employee directors met in executive session 6 times in 2011.

Board Leadership Structure and Risk Oversight. Our Company is led by J. Wayne Leonard, who has served as Chief Executive Officer and Chairman of the Board since August 2006. Our Board is composed of Mr. Leonard and 10 independent directors. Our Corporate Governance Guidelines require that when the roles of Chairman of the Board and the Chief Executive Officer are combined, the Board of Directors appoints from among its independent members a Presiding Director. The Presiding Director is recommended by the Corporate Governance Committee and appointed by a majority of the independent members of the Board of Directors. The Presiding Director, subject to his or her annual election to the Board of Directors, serves for a term of three years. The Company’s Presiding Director currently is Gary W. Edwards.

Under our Corporate Governance Guidelines, the Presiding Director has the following responsibilities:

•	Presides at executive sessions of independent directors and all meetings of the Board at which the Chairman of the Board and Chief Executive Officer is not present;
•	Serves as liaison with Chairman of the Board and Chief Executive Officer when requested by the independent directors;
•	Reviews and advises on Board meeting agendas (and consults with the Chairman of the Board and Chief Executive Officer on the preparation of agendas);
•	May call meetings of the independent directors;

•

Provides feedback from the Board to the Chairman of the Board and the Chief Executive Officer following each executive session of independent directors and, together with the Chair of the Personnel Committee, provides the Chairman of the Board and Chief Executive Officer with an annual performance review; and

•	Such additional responsibilities as the Board of Directors may assign, and the Presiding Director may accept.

As discussed above, the Board has six standing committees—audit, corporate governance, executive, finance, nuclear and personnel. Each of the committees, other than the Executive Committee, consists solely of independent directors.

We believe that having a combined Chairman/Chief Executive Officer, independent chairs for each of our Board committees and an independent presiding director provides the right form of leadership for our Company. This leadership structure is commonly utilized by other public companies and we believe that it has been an effective structure for us because it facilitates swift and effective decision making and helps to assure that the Company speaks with one voice, while at the same time encouraging open and constructive dialogue among Board members.

We believe that the Board of Directors provides effective oversight of the risks we face and our risk assessment and risk management processes. In accordance with NYSE requirements, our Audit Committee has the primary responsibility for overseeing risk management. To assist the Audit Committee in discharging its oversight responsibility, management provides the committee with regular reports on environmental compliance, corporate compliance, significant legal matters, the Company’s insurance programs, and market and credit risk. Our standing Board committees also regularly consider risks arising within their respective functional areas of responsibility, with broad operational risks reviewed by the full Board. Thus, under their respective committee charters, the Finance Committee evaluates risks associated with strategic decisions and major transactions; the Audit Committee reviews risks relating to the financial reporting process and the Company’s internal controls; the Corporate Governance Committee considers risks relating to the Company’s corporate governance and legislative and regulatory policy; the Personnel Committee considers risks relating to compensation, safety, employee matters and succession planning; and the Nuclear Committee considers risks relating to safety and other matters unique to our nuclear fleet. Each of these committees receives regular reports from management which assist it in its oversight of risk in its respective area of responsibility.

Board Evaluation Process. The Board conducts a self-evaluation process at least annually to determine whether it and its committees are functioning effectively.

Mandatory Resignation upon Change in Professional Circumstances. Under our Corporate Governance Guidelines, non-employee directors should offer their resignations when either their employment or the major responsibilities they held when they joined the Board changes. Based on the recommendation of the Corporate Governance Committee, the Board reviews the appropriateness of the director’s nomination for re-election to the Board under these circumstances.

Mandatory Director Retirement and Term Limits. Under our Corporate Governance Guidelines, a person may not be nominated for election or re-election to the Board if he or she has reached the age of 72 on or before January 1 of the year in which such person would be elected or re-elected, unless specifically recommended to serve beyond the age of 72 by the Corporate Governance Committee and approved by the Board of Directors. The Company does not have term limits for its directors. Instead, our Board addresses the suitability for continued service as a director upon the expiration of each director’s term. During 2011, Mr. Percy reached retirement age under our Corporate Governance Guidelines. In accordance with these guidelines, the Board approved the nomination of Mr. Percy, based on the recommendation of the Corporate Governance Committee, for a one-year term.

Succession Planning for the Chief Executive Officer. The Personnel Committee reports on at least an annual basis to the Board on succession planning. Our succession planning is intended to include appropriate contingencies for the unexpected retirement or incapacity of the Chief Executive Officer.

Director Orientation and Continuing Education. The Corporate Governance Committee specifies the desired components of new director orientation and makes periodic recommendations concerning the continuing education of all Board members.

Director Stock Ownership Guidelines. The Board of Directors believes the alignment of directors’ interests with those of shareholders is strengthened when Board members are also shareholders. The Board of Directors therefore requires that all non-employee directors, within three years of being first elected, own shares or units of Entergy common stock having a market value of at least four times their annual cash retainer. A review of non-employee director stock ownership was conducted at the December 2011 Corporate Governance Committee meeting. The Committee determined that all of our non-employee directors satisfied these guidelines, as all non-employee directors who had been members of the Board for a least three years held the requisite number of shares or units.

Executive Officer Stock Ownership Guidelines. The Personnel Committee has adopted stock ownership guidelines applicable to the Company’s executive officers. Our guidelines require an executive officer to achieve and maintain a level of stock ownership equal to a specified multiple of his or her salary. Until an executive officer achieves the required level of stock ownership, the executive officer is required: (i) upon the exercise of any stock option granted on or after January 1, 2003, to retain at least 75 percent of the after tax net profit in Entergy common stock; and (ii) to hold 100 percent of any vested restricted stock grants and shares issued under the Long-Term Performance Unit Plan, net of taxes.

Majority Voting in Director Elections. Our Bylaws require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “For” a director must exceed the number of votes cast “Against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Political Contributions. We are committed to participating constructively in the political process, as we believe participation is essential to our Company’s long-term success. Our participation in the political process includes contributions to political organizations in a manner that is compliant with all applicable laws and reporting requirements. We have established effective governance processes including oversight by our governmental affairs department and in 2010, our Board adopted a policy governing political contributions made by our Company. We also produce an annual report that discloses our political contributions to candidates for election to political office, political parties, political committees and political entities organized under Section 527 of the Internal Revenue Code (the “Code”) and the dollar amounts of the portion of more than de minimis annual dues or payments made by Entergy to trade associations that are not deductible under Section 162(e)(1) of the Code. The report also includes information regarding Entergy’s sponsorship of the Entergy Corporation Political Action Committee (“ENPAC”), its purposes and governance mechanisms and that information about ENPAC’s activities can be found on the Federal Elections Commission website. Please see our website at http://www.entergy.com/investor_relations/corporate_governance.aspx for a copy of the annual report and more information about the ways in which we participate in the political process.

Review of Transactions with Related Persons. Our Board of Directors has adopted written policies and procedures for the review, approval or ratification of any transaction involving an amount in excess of $120,000 in which any director or executive officer of the Company, any nominee for director, or any immediate family member of the foregoing has or will have a material interest as contemplated by Item 404(a) of Regulation S-K (“Related Party Transactions”). Under these policies and procedures, the Corporate Governance Committee, or a subcommittee of the Board of Directors consisting entirely of independent directors, reviews the transaction and either approves or rejects the transaction after taking into account the following factors:

•	Whether the proposed transaction is on terms that are at least as favorable to the Company as those achievable with an unaffiliated third party;
•	Size of the transaction and amount of consideration;
•	Nature of the interest;
•	Whether the transaction involves a conflict of interest;
•	Whether the transaction involves services available from unaffiliated third parties; and
•	Any other factors that the Corporate Governance Committee or subcommittee deems relevant.

The policy does not apply to (a) compensation and related party transactions involving a director or an executive officer solely resulting from that person’s service as a director or employment with the Company so long as the compensation is approved by the Board of Directors (or an appropriate committee), (b) transactions involving the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority or (c) any other categories of transactions currently or in the future excluded from the reporting requirements of Item 404(a) of Regulation S-K.

TRANSACTIONS WITH RELATED PERSONS

Since December 31, 2010, neither the Company nor any of its affiliates has participated in any Related Party Transaction.

COMMUNICATION WITH THE BOARD OF DIRECTORS

We believe that communication between the Board of Directors and the Company’s shareholders and other interested parties is an important part of the corporate governance process. The independent members of the Board of Directors of the Company have adopted the following communication policy:

Shareholders and other interested parties may communicate with the Board or individual directors, including non-management directors, by writing to them in care of the Presiding Director at the address set forth below:

Presiding Director

Entergy Corporation

639 Loyola Avenue

P.O. Box 61000

New Orleans, LA 70161

E-mail: etrbod@entergy.com

The following types of communications will not be forwarded to the directors:

•	Spam
•	Junk mail and mass mailings;
•	Service complaints;
•	Service inquiries;
•	New service suggestions;
•	Resumes and other forms of job inquiries;
•	Surveys;
•	Business solicitations and advertisements; or
•	Requests for donations and sponsorships.

Except as provided above, our Secretary forwards communications sent in accordance with the above instructions to the Board or to any individual director(s) to whom the communication is directed unless the communication is threatening, illegal or similarly inappropriate. The Secretary periodically advises the Presiding Director of significant communications received from shareholders and other interested parties.

NOMINATION OF DIRECTORS

The Corporate Governance Committee has not established any minimum qualifications that must be met by director candidates or identified any specific qualities or skills that it believes our directors must possess. The Committee’s policy regarding consideration of potential director nominees acknowledges that choosing a Board member involves a number of objective and subjective assessments, many of which are difficult to quantify or categorize. The Committee seeks to nominate candidates with superior credentials, sound business judgment, and the highest ethical character. The Committee also will take into account the candidate’s relevant experience with businesses or other organizations of comparable size to the Company and seeks to identify candidates whose experience will add to the collective experience of the Board. The Committee believes the Board should reflect a diversity of backgrounds and experiences in various areas, including age, gender, race, geography and specialized experience, and candidates are assessed to determine the extent to which they would contribute to that diversity. The Committee also seeks to confirm that candidates are not disqualified from serving on the Board under applicable legal or regulatory requirements and evaluates candidates’ independence, as that term is defined under applicable legal and regulatory requirements. The Corporate Governance Committee annually evaluates the effectiveness of its policy and procedures for the evaluation of director candidates.

The Corporate Governance Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources. The Corporate Governance Committee will consider director candidates recommended by our shareholders. Shareholders wishing to recommend a candidate to the Corporate Governance Committee should do so by submitting the recommendation in writing to our Secretary at 639 Loyola Avenue, P.O. Box 61000, New Orleans, LA 70161, and they will be forwarded to the Corporate Governance Committee members for their consideration.

Any recommendation should include:

•	the number of shares of the Company held by the shareholder;
•	the name and address of the candidate;
•

a brief biographical description of the candidate, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement.

Once the Corporate Governance Committee receives the recommendation, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. The Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and any persons owning more than ten percent of Entergy’s common stock, to file with the SEC and NYSE initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Entergy. We prepare and file these reports on behalf of our directors and executive officers. Based solely on a review of these forms filed with the SEC and written representations from the reporting persons that no Form 5 was required, the Company believes all reports were timely filed, except for a report on Form 4 reporting the vesting on December 3, 2011 of certain previously reported restricted stock units held by Mr. Leonard.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we discuss and analyze the salaries and other compensation elements paid in 2011 to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (collectively, the “Named Executive Officers”). We believe the executive pay programs described herein and in the accompanying tables have played a material role in our ability to drive strong financial results and to attract and retain a highly experienced and successful management team. Compensation data for each Named Executive Officer appear in the summary compensation and other tables following this section.

Executive Compensation Best Practices

On an ongoing basis, with the assistance of the Personnel Committee’s independent executive compensation consultant, the Personnel Committee reviews and evaluates the Company’s overall approach to its executive compensation programs. It undertakes this review to ensure that the Company’s programs continue to be in line with best practices of other companies in our industry as well as other Fortune 500 companies. As a result of this process, in the past two years we have:

•

Eliminated “gross up” payments by the Company with respect to excise taxes due on the payment of severance benefits to our named executive officers in the case of a change in control. See “Benefits, Perquisites, Agreements and Post-Termination Plans - Retention Agreements and Other Compensation Arrangements” beginning on page 29.

•

Adopted a “clawback” policy providing for the recoupment by the Company of incentive compensation in certain circumstances. See “Compensation Program Administration - Executive Compensation Governance” beginning on page 30.

•

Adopted a “double trigger” (requiring both a change in control and an involuntary job loss or substantial diminution of duties) for the acceleration of awards under our 2007 and 2011 Equity Ownership and Long-Term Cash Incentive Plans.

•

Adopted a policy prohibiting hedging transactions in our common stock by any officer, director or employee. See “Compensation Program Administration - Executive Compensation Governance” beginning on page 30.

•

Reduced the maximum payout under our Long-Term Performance Unit Program (for top quartile performance) from 250% to 200% of target beginning with the 2011-2013 performance period, combined with an increase in the minimum payout (for third quartile performance) from 10% to 25% of target; there continues to be no payout for bottom quartile performance.

•

Modified the form of payout for the Long-Term Performance Unit Program, beginning with the 2012- 2014 performance period, to provide that participants will receive their awards in shares of Entergy common stock rather than in cash, with officers required to retain these shares until they satisfy their stock ownership requirements.

•	Increased the portion of long-term compensation that is derived from performance units from 50% to 60% and decreased the portion that is derived from restricted stock and stock option grants to 40%.
•	Eliminated club dues as a perquisite for the members of the Office of Chief Executive and eliminated gross-up payments on perquisites, except for relocation benefits.
•	Discontinued financial counseling as a perquisite for all executive officers, with the value of this discontinued perquisite not being replaced in the executive’s compensation.
•	Adopted a policy that prohibits the Company or its affiliates from engaging the independent compensation consultant that provides executive and director compensation services to the Personnel and

Corporate Governance Committees or its affiliates to provide other services to the Company with an aggregate value in excess of $120,000 in any year. In 2011, the independent consultant to the Committees did not provide any services to the Company beyond consulting to the Personnel Committee.

The Personnel Committee also considered in 2011, and will consider in the future, the results of the vote of our shareholders on the annual advisory vote on executive compensation. Given the approximately 97% level of support for the Company’s executive compensation at our 2011 Annual Meeting, the Committee believes that the Company’s shareholders are generally very satisfied with our pay practices and the Committee did not make any change to Entergy Corporation’s executive compensation program in response to this advisory vote.

2011 Performance and Compensation

Pay for Performance Philosophy. Entergy’s compensation programs for Named Executive Officers are based on a philosophy of pay-for-performance which is embodied in the design of our annual and long-term incentive plans. Our annual incentive plan incentivizes and rewards the achievement of operational and financial metrics that are deemed by the Board to be consistent with the overall goals and strategic direction that the Board has set for the Company. For 2011, these metrics were earnings per share and operating cash flow. Our long-term incentive plan was comprised for many years of options and performance unit awards, and in 2011, we added restricted stock awards to the program. The value of these instruments to the executive is directly tied to the performance of our stock price, thereby aligning the interests of our executives and our stockholders.

2011 Performance and Significant Achievements. Our businesses delivered strong financial and operational performance in 2011, achieving record as reported earnings per share for the seventh year in a row and strong operating cash flow, despite substantially lagging our peer group in total shareholder return. We believe our efforts in 2011 have positioned the Company for future success, as reflected in the following significant achievements and recognitions:

•	Achieved record as reported earnings of $7.55 per share and operating cash flow of approximately $3.1 billion;
•	Returned to shareholders nearly $800 million through dividends and net share repurchases;
•

Proposed the transfer of control of the utility operating companies’ transmission assets to the Midwest Independent System Operator Regional Transmission Organization after a comprehensive review and analysis indicated up to $1.4 billion in potential net customer savings over the first 10 years;

•	Entered into agreements for the spin-off and merger with ITC Holdings Corp. of the Company’s transmission business;
•	Obtained 20-year license renewal from the Nuclear Regulatory Commission for the Vermont Yankee nuclear facility;
•	Acquired the Rhode Island State Energy Center combined cycle gas turbine (CCGT) plant;
•	Completed the acquisition of the Acadia power station with full cost recovery;
•	Executed agreements and made appropriate regulatory filings to support the acquisitions of the Hinds and Hot Spring generating facilities and the Ninemile 6 new build CCGT project;
•	Completed securitization for costs associated with the Little Gypsy project;
•	Successfully resolved formula rate plans;
•	Maintained reliability of bulk electric system through 2011 ice events, tornadoes and record flooding;
•

Retained an evaluation in the ‘excellence’ category compared to peers for our Pilgrim and Vermont Yankee nuclear facilities, making a total of five plants in Entergy’s nuclear fleet currently with this evaluation;

•	Hedged over 29 TWh of future nuclear energy production;
•	Completed record runs at our Pilgrim and Cooper nuclear facilities;
•	Included on the Dow Jones Sustainability North America Index, marking the tenth consecutive year on either the DJSI World Index or DJSI North America Index, or both; and
•	Received multiple awards and recognition for economic development, community relations, corporate citizenship, climate protection, customer service and nuclear practices.

Application of Pay-for-Performance Philosophy. Pay outcomes for our Named Executive Officers during 2011 clearly demonstrated the application of our pay-for-performance philosophy. Our annual incentive program is tied to our financial performance through the Entergy Achievement Multiplier (the performance metric used to determine awards under the Annual Incentive Plan), which is determined based on our success in achieving our earnings per share and operating cash flow goals. We substantially exceeded our earnings per share goal of $6.60 in 2011 by $0.95 per share, while falling short of our operating cash flow goal of $3.35 billion by $221 million. This resulted in an Entergy Achievement Multiplier of 128% of the executive’s target annual incentive plan compensation, with our Chief Executive Officer receiving an award equal to 154% of his base salary and our other Named Executive Officers each receiving awards equal to 90% of their base salaries. For additional information regarding our Annual Incentive Compensation program see “Short-Term Compensation - Non-Equity Incentive Plans (Cash Bonus)” on page 18.

This contrasts with the performance under our long-term incentives, which are directly tied to total shareholder return. Under our Long-Term Performance Unit Program, we measure performance over a three year period by assessing Entergy’s total shareholder return in relation to the total shareholder return of the companies included in the Philadelphia Utility Index, with payouts under the plan tied directly to our performance in relation to the other companies in the index over the performance period. Relative total shareholder return is used as the measure of performance under this program because it encourages our executives to deliver superior shareholder value in relation to our peers and rewards not just stock appreciation, but also the ability to deliver significant dividends to shareholders. Notwithstanding our strong overall operational and financial performance in 2011, our total shareholder return was in the bottom quartile of the Philadelphia Utility Index for the 2009-2011 performance period, which resulted in a zero payout for the performance units granted in 2009. Moreover, many of the stock options granted to our Named Executive Officers in recent years have no intrinsic value, due to declines in our stock price since they were granted. For additional information regarding our long-term compensation program, see “Long-Term Compensation - Performance Unit Program” on page 20.

Objectives of our Executive Compensation Program

•

The greatest part of the compensation of our Named Executive Officers should be in the form of “at risk” performance-based compensation, in order to focus our executives on the achievement of superior results.

We have designed our executive compensation programs to ensure that a significant percentage of the total compensation of our Named Executive Officers is contingent on achievement of performance goals that drive total shareholder return and result in increases in our common stock price. For example, each of our annual cash incentive and long-term performance unit programs is designed to pay out only if we achieve pre-established performance goals. If minimum established performance goals are not achieved, no payouts are made under our incentive programs. Assuming achievement of these performance goals at target levels, approximately 80% of the annual target total compensation (excluding non-qualified supplemental retirement income) of our Chief Executive Officer is at risk because it is performance-based compensation and the remaining 20% is represented by base salary. For the other Named Executive Officers, assuming achievement of performance goals at the target levels, approximately 65% of their annual target total compensation (excluding non-qualified supplemental retirement income) is at risk because it is performance-based compensation with the remaining 35% represented by base salary. Our Chief Executive Officer’s total compensation is at greater risk than our other Named Executive Officers, reflecting market practice and acknowledging the leadership role of the Chief Executive Officer in setting company policies and strategies.

•	A substantial portion of our Named Executive Officers’ compensation should be delivered in the form of equity awards.

To align the economic interests of our Named Executive Officers with our shareholders, we believe that a substantial portion of their total compensation should be in the form of equity-based awards. In 2011, awards were granted in the form of restricted stock, stock options and performance units. Stock options and restricted stock generally will be subject to time-based vesting. Performance units pay out only if we achieve specified performance targets with the amount of payout contingent on the level of performance achieved and the Company’s stock price. These awards focus and reward executive officers on building shareholder value. Further, beginning with the 2012-2014 performance period, our performance unit program will help to provide an even greater portion of our officer’s total compensation in equity, as these awards will be settled in shares of our common stock rather than in cash.

•	Our compensation programs should enable us to attract, retain and motivate executive talent by offering competitive compensation packages.

It is in our shareholders’ best interests that we attract and retain talented executives by offering compensation packages that are competitive. Our Personnel Committee has sought to develop compensation programs that deliver total target compensation in the aggregate at approximately the 50th percentile of the market data.

Our Starting Point

To develop a competitive compensation program, the Personnel Committee annually reviews base salary and other compensation data from two sources:

•

Survey Data: The Committee uses published and private compensation survey data to develop marketplace compensation levels for our executive officers. The data, which is compiled by the Committee’s independent compensation consultant, compares the current compensation opportunities provided to each of our executive officers against the compensation opportunities provided to executives holding similar positions at companies with corporate revenues similar to ours. For non-industry specific positions such as a chief financial officer, the Committee reviews general industry data for total cash compensation (base salary and annual incentive). For management positions that are industry-specific such as Group President, Utility Operations, the Committee reviews data from energy services companies for total cash compensation. However, for long-term incentives, all positions are reviewed relative to utility market data. The survey data reviewed by the Committee covers approximately 400 public and private companies in general industry and over 60 investor-owned utility companies in the energy services sector. In evaluating compensation levels against the survey data, the Committee considers only the aggregated survey data. The identity of the companies comprising the survey data is not disclosed to, or considered by, the Committee in its decision-making process and, thus, is not considered material by the Committee.

The Committee uses the survey data to develop compensation opportunities that deliver total target compensation at approximately the 50th percentile of the surveyed companies. This survey data is used as the primary data for purposes of determining target compensation. For this purpose, the Committee reviews the results of the survey data (organized in tabular format) comparing each Named Executive Officer’s compensation relative to the 25th, 50th (or median) and 75th percentiles of the surveyed companies. The Committee considers its objectives to have been met if our Chief Executive Officer and the eight (8) other executive officers (including all of the Named Executive Officers) who constitute what we refer to as our Office of the Chief Executive each have a target compensation opportunity that falls within the range of 85 – 115 percentile of the 50th percentile of the companies in the survey data. In 2011, the target compensation of all Named Executive Officers fell within this range, except for one of our Named Executive Officers who fell within the 50th – 75th percentile of market. Actual compensation received by an individual officer may be above or below the 50th percentile based on an individual officer’s skills, performance and responsibilities, Company performance and internal pay equity.

•

Proxy Analysis: Although the survey data described above is the primary data used in determining compensation, the Committee reviews data derived from proxy statements as an additional point of analysis. The proxy data is used to compare the compensation levels of our Named Executive Officers against the compensation levels of the corresponding top five highest paid executive officers of the companies included in the Philadelphia Utility Index. The Personnel Committee does not target the Company’s executive compensation elements against the companies included in the index, but rather, uses the proxy analysis to evaluate the reasonableness of the Company’s compensation program. The proxy market data compare our executive officers to other proxy officers based on pay rank without regard to roles and responsibilities. These companies are:

• AES Corporation	• Exelon Corporation
• Ameren Corporation	• FirstEnergy Corporation
• American Electric Power Co. Inc.	• NextEra Energy
• CenterPoint Energy Inc.	• Northeast Utilities
• Consolidated Edison Inc.	• PG&E Corporation
• Dominion Resources Inc.	• Progress Energy, Inc.
• DTE Energy Company	• Public Service Enterprise Group, Inc.
• Duke Energy Corporation	• Southern Company
• Edison International	• Xcel Energy

Elements of Our Compensation Program

The major components of our 2011 executive compensation program are presented below:

Our executive compensation package consists of a combination of short-term and long-term compensation elements. Short-term compensation includes base pay and annual cash incentive awards and long-term compensation includes stock options, restricted stock and performance units. All of our incentive plans are linked to the Company’s financial and stock performance or its total shareholder return in relation to its peers. Our executive compensation program is approved by our Personnel Committee, which consists entirely of independent board members.

Our executive compensation programs reflect a balanced compensation approach to incentivizing and rewarding performance by combining a market-based base salary with reasonable annual and long-term incentive compensation programs. These incentive compensation programs are designed to reward our executive officers if they attain specified annual and long-term goals while taking an appropriate level of risk, as further explained in “Compensation Risk Assessment” on page 33.

We make compensation decisions for each executive officer after taking into account all elements of the officer’s compensation. In making compensation decisions, we apply the same compensation policies to all of our executive officers; however, the application of these policies results in different compensation amounts to individual executive officers because of: (i) differences in roles and responsibilities; (ii) differences in market-based compensation levels for specific officer positions; (iii) our assessment of individual performance; (iv) internal pay equity; and (v) variations in business unit performance.

Short-Term Compensation

•	Base Salary

Base Salary. The Personnel Committee analyzes pay data and determines the base salaries for all of our Named Executive Officers. Base salary is a component of our Named Executive Officers’ compensation package because the Committee believes it is appropriate that some portion of the compensation that is provided to these officers is stable. Also, base salary remains the most common form of payment throughout all industries. Its use ensures a competitive compensation package for our Named Executive Officers.

The Committee determines the base salaries of our Named Executive Officers, including whether to grant annual merit increases, based on the following factors:

•	Company, business unit and individual performance during the prior year;
•	Market data;
•	Internal pay equity and our executive pay structure;
•	The Committee’s assessment of other elements of compensation provided to the Named Executive Officer; and
•	The Chief Executive Officer’s recommendation, for all Named Executive Officers other than himself.

Our use of “internal pay equity” in setting merit increases assists us in determining whether a change in an executive officer’s role and responsibilities relative to other executive officers requires an adjustment to the officer’s salary. The Committee has not established any predetermined formula against which the base salary of one Named Executive Officer is measured against another officer or employee.

In 2011, Wayne Leonard, Leo Denault, Mark Savoff and Gary Taylor received merit increases in their base salaries in the range of 2.5 to 4 percent. The increases in base salary were made in light of current economic conditions and the projected growth in executive salaries in 2011 based on general industry surveys obtained from human resources consulting firms.

The following table sets forth the 2011 base salaries for our Named Executive Officers. Changes in base salaries were effective in April of each of the years shown.

Named Executive Officer	2010 Base Salary	2011 Base Salary

J. Wayne Leonard	$1,291,500	$1,323,800
Leo P. Denault	$630,000	$655,200
Mark T. Savoff	$590,000	$607,700
Richard J. Smith	$645,000	$645,000
Gary J. Taylor	$570,000	$592,800

Mr. Leonard’s base salary is larger than our other Named Executive Officers because of his leadership role in setting company policies and strategic planning and reflects market practice for salaries for chief executive officers of similarly sized companies.

•	Non-Equity Incentive Plans (Cash Bonus)

We include performance-based incentives in the Named Executive Officers’ compensation packages because we believe performance-based incentives encourage our Named Executive Officers to pursue objectives consistent with the overall goals and strategic direction that the Board has set for our Company. Annual incentive plans are commonly used by companies in a variety of industry sectors to compensate their executive officers for achieving financial and operational goals.

Our Named Executive Officers participate in a performance-based cash bonus plan known as the Executive Annual Incentive Plan or Annual Incentive Plan. Under the plan, we use a performance metric known as the Entergy Achievement Multiplier to determine the percentage of target annual plan awards that will be paid each year to each Named Executive Officer. Each year the Personnel Committee reviews the performance measures used to determine the Entergy Achievement Multiplier. In December 2010, the Personnel Committee decided to retain the performance measures used in 2010. Accordingly, the 2011 performance measures used to determine the Entergy Achievement Multiplier were consolidated earnings per share and operating cash flow, with each measure weighted equally. The Committee selected these performance measures because:

•	earnings per share and operating cash flow have both a correlative and causal relationship with shareholder value over the long-term;
•	earnings per share and operating cash flow targets are aligned with externally-communicated goals; and
•	earnings per share and operating cash flow results are readily available in earning releases and SEC filings.

In addition, these measures are used by a number of other companies, including the companies in the Philadelphia Utility Index, as components of their incentive programs. For example, approximately 72% of the industry peer group companies use earnings per share as an incentive measure.

The Committee sets minimum, target and maximum achievement levels under the Annual Incentive Plan. Payouts for performance between minimum and target achievement levels and between target and maximum levels are calculated using straight-line interpolation. If we do not achieve our minimum achievement levels, no payout occurs under the Annual Incentive Plan. In general, the Committee seeks to establish target achievement levels such that the relative difficulty of achieving the target level is consistent from year to year. Over the five years ending with 2011, the average Entergy Achievement Multiplier was 136% of target.

In December 2010, the Committee set the 2011 target award for incentives to be paid for 2011 under the Annual Incentive Plan for our Chief Executive Officer at 120% of his base salary and the target awards for each other Named Executive Officer at 70% of their respective base salaries. In setting these target awards, the Personnel Committee considered several factors, including:

•	Analysis provided by the Committee’s independent compensation consultant as to compensation practices at the industry peer group companies and the general market for companies our size;
•	Competitiveness of the Company’s compensation plans and the Company’s ability to attract and retain top executive talent;
•	The individual performance of each Named Executive Officer;
•	Target bonus levels in the market for comparable positions;
•	The desire to ensure that a substantial portion of total compensation is performance-based;
•	The relative importance of the short-term performance goals established pursuant to the Annual Incentive Plan;
•	Internal pay equity and our executive pay structure;
•	The Committee’s assessment of other elements of compensation provided to the Named Executive Officer; and
•	The Chief Executive Officer’s recommendation, for all Named Executive Officers other than himself.

The Committee established a higher target percentage for Mr. Leonard compared to the other Named Executive Officers to reflect the following factors:

•	Market practices that compensate chief executive officers at greater potential compensation levels with more “pay at risk” than other named executive officers.
•

The Personnel Committee’s assessment of Mr. Leonard’s strong performance based on the Board’s annual performance evaluation, in which the Board reviews and assesses Mr. Leonard’s performance based on critical factors such as: leadership, strategic planning, financial results, succession planning, communications with our stakeholders, external relations with the communities and industries in which we operate and his relationship with the Board.

In December 2010, the Committee determined the Annual Incentive Plan targets to be used for purposes of determining annual bonuses for 2011. The Committee’s determination of the target levels was made after full Board review of management’s 2011 financial plan for the Company, upon recommendation of the Finance Committee, and after the Committee’s determination that the established targets aligned with the Company’s anticipated 2011 financial performance as reflected in the financial plan. The targets established to measure management performance against as reported results were:

	Minimum	Target	Maximum
Earnings Per Share ($)	$6.10	$6.60	$7.10
Operating Cash Flow ($ billion)	$2.97	$3.35	$3.70

In January 2012, after reviewing earnings per share and operating cash flow results against the performance objectives in the above table, the Committee determined that we had exceeded the as reported earnings per share target of $6.60 by $0.95 in 2011 while falling short of our operating cash flow goal of $3.35 billion by $221 million in 2011. In accordance with the terms of the Annual Incentive Plan, in January 2012, the Personnel Committee certified the 2012 Entergy Achievement Multiplier at 128% of target.

Under the terms of the Management Effectiveness Program, the Entergy Achievement Multiplier is automatically increased by 25 percent for the members of the Office of the Chief Executive if the pre-established underlying performance goals established by the Personnel Committee are satisfied at the end of the performance period, subject to the Personnel Committee’s discretion to adjust the automatic multiplier downward or eliminate it altogether. In accordance with Section 162(m) of the Code, the multiplier, which we refer to as the Management Effectiveness Factor, is intended to provide the Committee a mechanism to take into consideration specific achievement factors relating to the overall performance of the Company. In January 2012, the Committee eliminated the Management Effectiveness Factor with respect to the 2011 incentive awards reflecting the Personnel Committee’s determination that the Entergy Achievement Multiplier, in and of itself without the Management Effectiveness Factor, was consistent with the performance levels achieved by the Company’s management.

The following table shows the Annual Incentive Plan payments as a percentage of base salary for 2011 based on an Entergy Achievement Multiplier of 128% as well as the incentive awards paid to each Named Executive Officer for 2011:

Named Executive Officer	Target	Payout as Percentage of Base Salary	2011 Annual Incentive Award
J. Wayne Leonard	120%	154%	$2,033,356
Leo P. Denault	70%	90%	$587,059
Mark T. Savoff	70%	90%	$544,499
Richard J. Smith	70%	90%	$577,920
Gary J. Taylor	70%	90%	$531,148

Nuclear Retention Plan

Some of Entergy’s executive officers, including Mr. Taylor, participate in a retention plan for officers and other leaders with special expertise in the nuclear industry. The Committee authorized this retention plan to attract and retain management talent in the nuclear power field, a field that requires unique technical and other expertise that is in great demand in the utility industry. This type of retention plan is not an uncommon practice among companies that operate nuclear power plants. Mr. Taylor’s participation in the plan covers a three-year period that began on January 1, 2009 and terminated with the January 2012 payment. In January 2010, 2011 and 2012, in accordance with the terms and conditions of the plan, Mr. Taylor received a cash bonus equal to 30% of his base salary as of January 1, 2009. Mr. Taylor’s participation in the plan (with respect to the period covered and percentage of base salary paid) is consistent with the level of participation of other employees who participate in the Plan. Mr. Taylor has advised the Company that he intends to resign from his position as Group President, Utility Operations, effective May 31, 2012.

Long-Term Compensation

Our goal for our long-term incentive compensation is to focus and reward our executive officers for building shareholder value and to increase our executive officers’ ownership in our common stock. In our long-term incentive programs, we use a mix of performance units, restricted stock and stock options. Performance units reward the Named Executive Officers on the basis of total shareholder return, which is a measure of stock appreciation, dividend payments and stock price relative to the companies in the Philadelphia Utility Index. Restricted stock ties our executive officers’ long-term financial interest to the long-term financial interests of our shareholders. Stock options provide a direct incentive for increasing the price of our common stock. In addition, we occasionally award restricted stock units for retention purposes or to offset forfeited compensation in order to attract officers and managers from other companies. The target value of long-term incentive compensation is allocated 60% to performance units and 40% to a combination of stock options and restricted stock, equally divided in value, all based on their grant date values.

Each of the performance units, shares of restricted stock and stock options granted to our Named Executive Officers in 2011 were awarded under our 2007 Equity Ownership and Long Term Cash Incentive Plan, which we refer to as the 2007 Equity Ownership Plan. At our 2011 Annual Meeting, our shareholders approved the 2011 Equity Ownership and Long Term Cash Incentive Plan or 2011 Equity Ownership Plan. Any equity award granted after that date will be granted under the 2011 Equity Ownership Plan.

•	Performance Unit Program

We issue performance unit awards to our Named Executive Officers under our Long-Term Performance Unit Program. Historically, each performance unit equals the cash value of one share of our common stock at the end of the three-year performance period. Each unit also earns the cash equivalent of the dividends paid during the performance period. Dividends accrued during the performance period are paid out only to the extent that the performance measures are achieved and a payout under the program for that period occurs. The Long-Term Performance Unit Program is structured to reward Named Executive Officers only if performance goals set by the Personnel Committee are met. The Personnel Committee has no discretion to make awards if minimum performance goals are not achieved. Beginning with the 2012-2014 performance period, upon vesting, the performance units granted under the Long-Term Performance Unit Program will be settled in shares of Entergy common stock rather than cash. Accrued dividends on any shares earned under the plan will also be converted and paid in shares of Entergy common stock. We modified the form of payment to align the method of payment with market practice and to encourage our executives to own shares of our common stock. Executives are required to retain after-tax shares issued under the Long-Term Performance Unit Program until they have achieved their prescribed level of stock ownership under our stock ownership guidelines.

The Long-Term Performance Unit Program provides a minimum, target and maximum achievement level. We measure performance by assessing Entergy’s total shareholder return relative to the total shareholder return of the companies in the Philadelphia Utility Index. The Personnel Committee identified the Philadelphia Utility Index as the industry peer group for total shareholder return performance because the companies represented in this index closely approximate us in terms of size and scale. The Personnel Committee chose relative total shareholder return as a measure of performance because it assesses the Company’s creation of shareholder value relative to other electric utilities over the performance period. It also takes into account dividends paid by the companies in this index and normalizes events that affect the industry as a whole. Minimum, target and maximum performance levels are determined by reference to the percentile ranking of Entergy’s total shareholder return against the total shareholder return of the companies in the Philadelphia Utility Index. At any given time, a participant in the Long-Term Performance Unit Program may be participating in up to three performance periods. Currently, participants are participating in the 2010-2012, the 2011-2013 and the 2012-2014 performance periods.

The 2011-2013 Performance Unit Program Grants. Subject to achievement of performance levels, the Personnel Committee established the following target amounts for the 2011-2013 performance period: 26,000 performance units for our Chief Executive Officer and 5,900 performance units for each of the other Named Executive Officers. The range of payouts under the program is shown below.

Performance Level	Minimum	Target	Maximum
Total Shareholder Return	25th percentile	50th percentile	75th percentile
Payouts	25% of target	100% of target	200% of Target

There is no payout for performance below the 25th percentile. Payouts between minimum and target and target and maximum are calculated using straight-line interpolation. Beginning with the 2011-2013 performance period, we reduced the maximum payout under our Long-Term Performance Unit Program from 250% to 200% of target and increased the minimum payout from 10% to 25% of target to better align with market practice.

The Personnel Committee sets payout opportunities for the Long-Term Performance Unit Program at the outset of each performance period. In determining payout opportunities, the Committee considers several factors, including:

•	The advice of the Committee’s independent compensation consultant regarding compensation practices at the industry peer group companies;
•	Competitiveness of the Company’s compensation plans and their ability to attract and retain top executive talent;
•	Target long-term compensation values in the market for similar jobs;
•	The desire to ensure, as described above, that a substantial portion of total compensation is performance-based;
•	The relative importance of the long-term performance goals established pursuant to the Performance Unit Program;
•	Internal pay equity and our executive pay structure;
•	The Committee’s assessment of other elements of compensation provided to the Named Executive Officer; and
•	For Named Executive Officers other than the Chief Executive Officer, the recommendation of the Chief Executive Officer.

The Committee established a higher target amount for Mr. Leonard compared to the other Named Executive Officers based on the following factors:

•	Mr. Leonard’s leadership and contributions to the Company’s success as measured by, among other things, the overall performance of the Company.

•	Market practices that compensate chief executive officers at greater potential compensation levels with more “pay at risk” than other named executive officers.

Payout for the 2009-2011 Performance Period. For the 2009-2011 performance period, the target amount established in January 2009 for the Chief Executive Officer was 22,500 performance units and for the other Named Executive Officers, the target amounts established were 4,800 performance units. Participants could earn performance units based on relative total shareholder return and on the following range of payouts:

Performance Level	Minimum	Target	Maximum
Total Shareholder Return	25th percentile	50th percentile	75th percentile
Payouts	10% of target	100% of target	250% of Target

In January 2012, the Committee assessed the Company’s total shareholder return for the 2009-2011 performance period in order to determine the actual number of performance units to be paid to Performance Unit Program participants for the 2009-2011 performance period. The Committee compared the Company’s total shareholder return against the total shareholder return of the companies that comprise the Philadelphia Utility Index. Based on this comparison, the Committee concluded that the Company’s performance for the 2009-2011 performance period, ranked in the bottom quartile. This resulted in no payout under the Performance Unit Program for the performance period.

•	Stock Options

The Personnel Committee considers several factors in determining the amount of stock options it will grant to our Named Executive Officers, including:

•	Individual performance;
•	Prevailing market practice in stock option grants;
•	The targeted long-term value created by the use of stock options;
•	Internal pay equity and our executive pay structure;
•

The number of participants eligible for stock options, and the resulting “burn rate” (i.e., the number of stock options authorized divided by the total number of shares outstanding) to assess the potential dilutive effect; and

•

The Committee’s assessment of other elements of compensation provided to the Named Executive Officers based upon our Chief Executive Officer’s recommendations for the Named Executive Officers other than himself.

For stock option awards, the Committee’s assessment of individual performance of each Named Executive Officer, in consultation with our Chief Executive Officer, involves a review of each officer’s performance, role and responsibilities, strengths and developmental opportunities and is the most important factor in determining the number of options awarded. The Committee also considers the significant achievements of the Company for the prior year.

The following table sets forth the number of stock options granted to each Named Executive Officer in 2011. The exercise price for each option was $72.79, which was the closing price of Entergy Corporation common stock on the date of grant.

Named Exeutive Officer	Stock Options
J. Wayne Leonard	70,000
Leo P. Denault	25,000
Mark T. Savoff	17,000
Richard J. Smith	17,000
Gary J. Taylor	20,000

The option grants awarded to our named executive officers (other than the Chief Executive Officer) ranged in number between 17,000 and 25,000 shares and were determined based on the factors described above. In the case of our Chief Executive Officer, who received 70,000 stock options in 2011, the Committee took special note of Mr. Leonard’s performance as the Company’s Chief Executive Officer. The number of options granted to our Named Executive Officers decreased from prior year grants as a result of the addition of awards of restricted stock in 2011 as part of our executives’ long-term incentive compensation. Forty percent of the target value of our long-term incentive compensation for 2011 was allocated to the grant of stock options and restricted stock, equally divided in value, based on their grant date values. We added restricted stock to our long-term compensation because we believe it enhances retention, mitigates the burn rate and assists in building stock ownership.

For additional information regarding stock options awarded in 2011 to each of the Named Executive Officers, see the 2011 Grants of Plan-Based Awards table on page 36 of this Proxy Statement.

Under our equity plans, all stock options must have an exercise price equal to the fair market value of Company common stock on the date of grant. In addition, until an executive officer satisfies the applicable stock ownership guidelines as described on page 9 of this Proxy Statement, the executive officer (including a Named Executive Officer), upon exercising any stock option granted on or after January 1, 2003, must retain at least 75% of the after-tax net profit from such stock option exercise in the form of Company common stock. Our equity ownership plans prohibit the repricing or cash buyouts of “underwater” stock options without shareholder approval.

We have not adopted a formal policy regarding the granting of options at times when the Company is in possession of material non-public information. However, we generally grant options to Named Executive Officers only during the month of January in connection with our annual executive compensation decisions. On occasion, we may grant options to newly hired employees or existing employees for retention or other limited purposes.

•	Restricted Stock

During 2011, the Personnel Committee approved a change in our long-term incentive awards to include awards of restricted stock to our executive officers. The grant of restricted stock awards replaced a portion of the stock option awards historically granted to our executive officers. We believe this change enhances retention, mitigates the burn rate and assists in building ownership of our common stock.

Our restricted stock awards are intended to:

•	Align the interests of executive officers with the interests of shareholders by tying executive officers’ long-term financial interests to the long-term financial interests of shareholders;
•	Act as a retention mechanism for our key executives officers; and
•	Maintain a market competitive position for total compensation.

Shares of restricted stock vest over a three-year period, have voting rights and accrue dividends during the vesting period. Upon vesting, shares of Entergy common stock will be distributed along with the dividends that have accrued on the vested shares. Officers subject to our stock ownership guidelines will be required to retain vested shares until they satisfy the stock ownership guidelines.

The Personnel Committee considers several factors in determining the amount of restricted stock it will grant to our Named Executive Officers, including:

•	Individual performance;
•	Prevailing market practice in restricted stock grants;
•	The targeted long-term value created by the use of restricted stock;

•	Internal pay equity and our executive pay structure;
•

The number of participants eligible for restricted stock, and the resulting “burn rate” (i.e., the number of restricted shares authorized divided by the total number of shares outstanding) to assess the potential dilutive effect; and

•

The Committee’s assessment of other elements of compensation provided to the Named Executive Officers based upon our Chief Executive Officer’s recommendations for the Named Executive Officers other than himself.

For restricted stock awards, the Committee’s assessment of individual performance of each Named Executive Officer, in consultation with our Chief Executive Officer, involves a review of each officer’s performance, role and responsibilities, strengths and developmental opportunities is the most important factor in determining the number of shares of restricted stock awarded. The Committee also considers the significant achievements of the Company for the prior year.

The following table sets forth the number of shares of restricted stock granted to each Named Executive Officer in 2011.

Named Exeutive Officer	Shares of Restricted Stock
J. Wayne Leonard	11,500
Leo P. Denault	5,000
Mark T. Savoff	3,000
Richard J. Smith	3,000
Gary J. Taylor	3,000

The shares of restricted stock awarded to our named executive officers (other than the Chief Executive Officer) ranged in number between 3,000 and 5,000 shares and were determined based on the factors described above. In the case of our Chief Executive Officer, who received 11,500 shares of restricted stock in 2011, the Committee took special note of Mr. Leonard’s performance as the Company’s Chief Executive Officer.

Comparison of Target Compensation to Value of Compensation Delivered

Consistent with our pay-for-performance philosophy, approximately 80% of the annual target compensation of our Chief Executive Officer (excluding non-qualified supplemental retirement income) is “at risk” compensation. The chart below compares, for each of the past three years, the Chief Executive Officer’s target compensation—consisting of base salary, Annual Incentive Plan targets, and performance unit, stock option and restricted stock grants valued at their grant date fair value—with the value of compensation delivered or deliverable as of December 31, 2011, based on (i) amounts actually paid under the Annual Incentive Plan, (ii) payouts received under the Long-Term Performance Unit Program or, for performance periods still in progress, amounts that would be receivable if the performance periods ended on December 31, 2011; and (iii) the intrinsic (“in-the-money”) value as of December 31, 2011 of the equity awards granted in the applicable year. This illustrates the important role that “at risk” performance-based compensation plays in linking the compensation actually received by our Chief Executive Officer to the various performance measures used by our programs.

Notes:

(1)	Target amounts include base salary as set forth in the summary compensation table, target Annual Incentive Plan bonus (120% of annual base salary at grant date) and, for long-term incentives (consisting of performance unit grants, stock options, a restricted stock unit retention grant in 2009, and a restricted stock grant in 2011), the grant date amounts as shown in the stock awards and option awards columns in the summary compensation table. The 2009 Annual Incentive Target is based on the annual base salary of $1,291,500 not the base salary of $1,341,174 as reported in the summary compensation table. The base salary reported in the summary compensation table reflects an extra pay period in 2009 as base salary is paid on a bi-weekly basis.
(2)	Compensation value at December 31, 2011 includes (i) base salary paid as reported in the summary compensation table, (ii) the actual incentive bonus earned for each year as reported in the non-equity incentive plan compensation column of the summary compensation table. (iii) for stock option grants, the intrinsic (“in-the-money”) value as of December 31, 2011 based on the closing price of Entergy common stock of $73.05 as of December 30, 2011 (the last trading day of 2011), (iv) for the performance units, the actual payout for the units granted in 2009 (for the three year performance period from 2009 through 2011) and, for the grants made in 2010 and 2011, the payout that would occur if the performance period ended on December 31, 2011 and payouts were computed on such basis, which in each case results in a zero payout; (v) for the restricted stock units granted in 2009, the amount paid in cash upon vesting of the units already vested plus the value of the unvested units based on the price of our common stock at December 30, 2011; and (vi) for the restricted stock granted in 2011, the value of such shares at December 30, 2011.
(3)	The actual payouts for the performance unit grants made in 2010 and 2011 (for the 2010-2012 and the 2011-2013 performance periods) may change, depending on changes in our total shareholder return in relation to our peers over the remaining portions of such performance periods. The value of other equity-based compensation also will change depending on our future stock price performance.
(4)	The decrease in value shown represents the difference between target value as described in Note 1 and compensation value as of December 31, 2011 as described in Note 2.

Benefits, Perquisites, Agreements and Post-Termination Plans

•	Pension Plan, Pension Equalization Plan and System Executive Retirement Plan

Our senior executive officers are eligible to participate in the Pension Plan, Pension Equalization Plan and System Executive Retirement Plan. The Committee believes that these plans are an important part of our Named Executive Officers’ compensation program. These plans are important in the recruitment of top talent in the competitive market, as these types of supplemental plans are typically found in companies of similar size to the Company. These plans serve a critically important role in the retention of our senior executives as benefits from these plans generally increase for each year that these executives remain employed by us. The plans thereby encourage our most senior executives to remain employed by us and continue their work on behalf of our shareholders.

The Named Executive Officers participate in a Company-sponsored pension plan that covers a broad group of employees. This pension plan is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits under the pension plan are based upon an employee’s years of service with the Company and the employee’s average monthly rate of “Eligible Earnings” (which generally includes the employee’s salary and eligible incentive awards, other than incentive awards paid under the Annual Incentive Plan) for the highest consecutive 60 months during the 120 months preceding termination of employment. Benefits under the tax-qualified plan are payable monthly after attainment of at least age 55 and after separation from the Company. The amount of annual earnings that may be considered in calculating benefits under the tax-qualified pension plan is limited by federal law.

Benefits under the tax-qualified pension plan in which the Named Executive Officers participate are calculated as an annuity payable at age 65 and equal to 1.5% of a participant’s Eligible Earnings multiplied by years of service. Years of service under the pension plan formula cannot exceed 40. Contributions to the pension plan are made entirely by the Company and are paid into a trust fund from which the benefits of participants will be paid.

The Company sponsors the Pension Equalization Plan, which is available to a select group of management and highly compensated employees, including the Named Executive Officers (other than our Chief Executive Officer). The Pension Equalization Plan is a non-qualified unfunded supplemental retirement plan that provides for the payment to participants from Entergy’s general assets a single lump sum cash distribution upon separation from service generally equal to the actuarial present value of the difference between the amount that would have been payable as an annuity under the tax-qualified pension plan, but for Internal Revenue Code limitations on pension benefits and earnings that may be considered in calculating tax-qualified pension benefits, and the amount actually payable as an annuity under the tax-qualified pension plan. The Pension Equalization Plan also takes into account as “Eligible Earnings” any incentive awards paid under the Annual Incentive Plan.

The Company also sponsors the System Executive Retirement Plan, which is available to the Company’s approximately 60 officers, including the Named Executive Officers (other than our Chief Executive Officer). Participation in the System Executive Retirement Plan requires individual approval by the plan administrator. An employee participating in both the System Executive Retirement Plan and the Pension Equalization Plan is eligible to receive only the greater of the two single-sum benefits computed in accordance with the terms and conditions of each plan.

Like the Pension Equalization Plan, the System Executive Retirement Plan is designed to provide for the payment to participants from Entergy’s general assets of a single-sum cash distribution upon separation from service. The single-sum benefit is generally equal to the actuarial present value of a specified percentage of the participant’s “Final Average Monthly Compensation” (which is generally 1/36th of the sum of the participant’s annual rate of base salary and Annual Incentive Plan award for the 3 highest years during the last 10 years preceding termination of employment), after first being reduced by the value of the participant’s tax-qualified Pension Plan benefit and typically any prior employer pension benefit available to the participant.

While the System Executive Retirement Plan has a replacement ratio schedule from one year of service to the maximum of 30 years of service, the table below offers a sample ratio at 20 and 30 years of service.

Years of Service	Executives at Management Level 1	Executives at Management Levels 2 and 3 – includes the remaining 4 Named Executive Officers	Executives at Management Level 4
20 Years	55.0%	50.0%	45.0%
30 years	65.0%	60.0%	55.0%

Mr. Leonard’s retention agreement (as further discussed below) provides that, in lieu of his participation in the Pension Equalization Plan and the System Executive Retirement Plan, upon the termination of his employment (unless such termination is for Cause, as defined in the agreement), he will be entitled to receive a benefit equal to 60% of his Final Average Compensation (as described in the description of the System Executive Retirement Plan above) calculated as a single life annuity and payable as an actuarial equivalent lump sum. This benefit will be reduced by other benefits to which he is entitled from any Company-sponsored pension plan or prior employer pension plans. The terms of Mr. Leonard’s Supplemental Retirement Benefit were negotiated at the time his employment with the Company commenced and were designed to, among other things, offset the loss of benefits resulting from Mr. Leonard’s resignation from his prior employer. At the time that the Company recruited Mr. Leonard, he had accumulated twenty-five years of seniority with his prior employer and had served as an executive officer for that employer for over ten years and in an officer-level capacity for over fifteen years.

We have agreed to provide service credit to all of our Named Executive Officers (other than Mr. Leonard and Mr. Savoff, our Executive Vice President, Chief Operating Officer) under either the Pension Equalization Plan or the System Executive Retirement Plan. We typically offer these service credit benefits as one element of the total compensation package offered to new mid-level or senior executives that we recruit from other companies. By offering these executives “credited service,” we are able to compete more effectively to hire these employees by mitigating the potential loss of their pension benefits resulting from accepting employment with our Company.

See the 2011 Pension Benefits table on page 40 of this Proxy Statement for additional information regarding the operation of the plans described under this caption.

•	Savings Plan

The Named Executive Officers are eligible to participate in a Company-sponsored Savings Plan that covers a broad group of employees. This is a tax-qualified retirement savings plan, wherein total combined before-tax and after-tax contributions may not exceed 30 percent of a participant’s base salary up to certain contribution limits defined by law. In addition, under the Savings Plan, the participant’s employer matches an amount equal to seventy cents for each dollar contributed by participating employees, including the Named Executive Officers, on the first six percent of their Earnings (as defined in the Savings Plan) for that pay period. We maintain the Savings Plan for our employees, including our Named Executive Officers, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Savings Plan permits employees to make such savings in a manner that is relatively tax efficient. This type of savings plan is also a critical element in attracting and retaining talent in a competitive market.

•	Executive Deferred Compensation

The Named Executive Officers are eligible to defer up to 100% of their Annual Incentive Plan and the Long-Term Performance Unit Program awards into either or both the Company-sponsored Executive Deferred Compensation Plan and the equity plan. In addition, they are eligible to defer up to 100% of their base salary into the Executive Deferred Compensation Plan.

We provide these benefits because the Committee believes it is standard market practice to permit officers to defer the cash portion of their compensation. We believe that providing this benefit is important as a retention and recruitment tool as many, if not all, of the companies with which we compete for executive talent provide a similar arrangement to their senior employees.

All deferral amounts represent an unfunded liability of the employer. Amounts deferred into the equity plan are deemed invested in phantom shares of our common stock. Amounts deferred under the Executive Deferred Compensation Plan are deemed invested in one or more of the available investment options (generally mutual funds) offered under the Savings Plan.

The Company does not “match” amounts that are deferred by employees pursuant to the Executive Deferred Compensation Plan or equity plan. With the exception of allowing for the deferral of federal and state taxes, the Company provides no additional benefit to the Named Executive Officer for deferring any of the above payments. Any increase in value of the deferred amounts results solely from the increase in value of the deemed investment options selected by the Named Executive Officer (phantom Company stock or mutual funds available under the Savings Plan).

Additionally, Mr. Leonard and Mr. Savoff currently have deferred account balances under a frozen Defined Contribution Restoration Plan. These amounts are deemed invested in the options available under this plan.

•	Health & Welfare Benefits

The Named Executive Officers are eligible to participate in various health and welfare benefits available to a broad group of employees. These benefits include medical, dental and vision coverage, life and accidental death and dismemberment insurance and long-term disability insurance. Eligibility, coverage levels, potential employee contributions and other plan design features are the same for the Named Executive Officers as for the broad employee population.

•	Executive Long-Term Disability Program

All of our executive officers, including the Named Executive Officers, are eligible to participate in our Executive Long-Term Disability program. Individuals who elect to participate in this plan and become disabled under the terms of the plan are eligible for 65 percent of the difference between their base salary and $275,000 (i.e. the base salary that produces the maximum $15,000 monthly payment disability payment under our general long-term disability plan).

•	Perquisites

We provide our Named Executive Officers with a limited number of perquisites and other personal benefits as part of providing a competitive executive compensation program and for employee retention. The Personnel Committee reviews all perquisites, including the use of corporate aircraft, on an annual basis. In 2011, our Named Executive Officers were offered the following personal benefits: corporate aircraft usage, relocation and housing benefits and annual mandatory physical exams. In 2011, we discontinued providing personal financial counseling, club dues for members of the Office of Chief Executive and tax gross up payments on any perquisites, except for relocation benefits. Our Named Executive Officers did not receive any additional compensation for the lost value of these discontinued perquisites. For security and business convenience reasons, we permit the Chief Executive Officer to use our corporate aircraft at Company expense for personal use. Our other Named Executive Officers may use corporate aircraft for personal travel subject to the approval of our Chief Executive Officer. For additional information regarding perquisites, see the “All Other Compensation” column in the Summary Compensation Table on page 34 of this Proxy Statement.

•	Retention Agreements and other Compensation Arrangements

The Committee believes that retention and transitional compensation arrangements are an important part of overall compensation. The Committee believes that these arrangements help to secure the continued employment and dedication of our Named Executive Officers, notwithstanding any concern that they might have at the time of a change in control regarding their own continued employment. In addition, the Committee believes that these arrangements are important as recruitment and retention devices, as all or nearly all of the companies with which we compete for executive talent have similar arrangements in place for their senior employees.

To achieve these objectives, we have established a System Executive Continuity Plan under which each of our Named Executive Officers (other than our Chief Executive Officer and Chief Financial Officer) is entitled to receive “change in control” payments and benefits if such officer’s employment is involuntarily terminated. Severance payments under the System Executive Continuity Plan are based on a multiple of the sum of an executive officer’s annual base salary plus his or her average Annual Incentive Plan award at target for the two fiscal years immediately preceding the fiscal year in which the termination of employment occurs. Under no circumstances can this multiple exceed 2.99 the sum of (a) annual base salary plus (b) the higher of: (i) the annual incentive award actually awarded to the executive office under the Annual Incentive Plan for the fiscal year immediately preceding the fiscal year in which the termination of employment occurs or (ii) the average Annual Incentive Plan award for the two fiscal years immediately preceding the fiscal year in which the termination of employment occurs. We have strived to ensure that the benefits and payment levels under the System Executive Continuity Plan are consistent with market practices. Our executive officers will not receive any tax gross up payments on any severance benefits received under this plan.

In certain cases, the Committee may approve the execution of a retention agreement with an individual executive officer. These decisions are made on a case by case basis to reflect specific retention needs or other factors, including market practice. If a retention agreement is entered into with an individual officer, the Committee considers the economic value associated with that agreement in making overall compensation decisions for that officer. The Company has voluntarily adopted a policy that any severance arrangements providing benefits in excess of 2.99 times an officer’s annual base salary and annual incentive award must be approved by the Company’s shareholders.

At present, we have entered into retention agreements with our Chief Executive Officer and Chief Financial Officer. In general, these retention agreements provide for “change in control” payments and other benefits in lieu of those provided under our System Executive Continuity Plan. The retention agreements entered into with Mr. Leonard and Mr. Denault reflect, among other things, the competition for chief executive officer and chief financial officer talent in the marketplace and the Committee’s assessment of the critical role of these officers in executing the Company’s long-term financial and other strategic objectives. Based on the market data provided by its former independent compensation, consultant, the Committee believes the benefits and payment levels under these retention agreements are consistent with market practices. As with any severance benefits paid under the System Executive Continuity Plan, and to align with best practices, Mr. Leonard and Mr. Denault will not receive tax gross up payments on any severance benefits they may receive under these agreements.

We have also entered into a retention agreement with Richard J. Smith, President, Entergy Wholesale Commodity Business that provides that Mr. Smith will receive a lump sum cash payment equal to 1.5 times his base salary if he either (i) remains continuously employed in such capacity for 24 months after April 5, 2010 or (ii) remains continuously employed in such capacity for at least six (6) months after April 5, 2010 and thereafter retires with the consent of our Chief Executive Officer prior to reaching such 24 months of service. In determining the type and size of the amount of payment under this agreement, we consulted with our independent compensation consultant at the time to confirm that the economic value of this arrangement was consistent with market practices.

For additional information regarding the System Executive Continuity Plan and the three retention agreements described above, see “2011 Potential Payments upon Termination or Change in Control” on page 44 of this Proxy Statement.

Compensation Program Administration

Executive Compensation Governance

We strive to ensure that our compensation philosophy and practices are in line with the best practices of companies in our industry as well as Fortune 500 companies. Some of these practices include the following:

1.	Our Company’s ultimate objective is to deliver long-term value to shareholders as well as our other stakeholders such as customers and employees. We continually review and adjust our pay programs so that the primary focus is our long-term success. Executives understand that successful long-term decision making will allow them to be paid their target compensation. Short term decisions that impair our long term value will reduce an executive’s compensation over the long term. To further this objective, beginning with the 2012-2014 performance period of the Long-Term Performance Unit Program, performance awards will be settled 100 percent in Entergy common stock upon vesting with all shares required to be retained until the officer satisfies their ownership requirements. In 2011, we also increased the portion of long-term compensation that will be derived from performance units from 50% to 60% and decreased the portion that will be derived from other equity awards to 40%. We added restricted stock awards to our long-term compensation program because we believe the use of restricted stock enhances retention, mitigates the burn rate and assists in building ownership of our common stock. We believe that these actions further align the interest of our executive officers with those of our shareholders.

2.	The adoption of the Entergy Corporation Policy Regarding Recoupment of Certain Compensation. This policy covers executive officers of the Company who are subject to Section 16 of the Exchange Act. Under the policy, the Committee will require reimbursement of incentives paid to these executive officers where:

•

the payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently the subject of a material restatement other than a restatement due to changes in accounting policy or a material miscalculation of a performance award occurs whether or not the financial statements were restated;

•

in the Board of Directors’ view, the elected officer engaged in fraud that caused or partially caused the need for the restatement or caused a material miscalculation of a performance award whether or not the financial statements were restated; and

•	a lower payment would have been made to the elected officer based upon the restated financial results or miscalculation.

The amount the Committee requires to be reimbursed is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results or correct calculation. Further, following a material restatement of our financial statements, we will seek to recover any compensation received by our Chief Executive Officer and Chief Financial Officer that is required to be reimbursed under Section 304 of the Sarbanes-Oxley Act of 2002

3.

Formalization of the timing and process for reviewing our executive compensation consultant services and fees. Annually, the Committee reviews the relationship with its compensation consultant including services provided, quality of those services, and fees associated with services during the fiscal year to ensure executive compensation consultant independence is maintained. To ensure the independence of the Committee’s compensation consultant, the Board adopted a policy that any consultant (including its affiliates) retained by the Board of Directors or any Committee of the Board of Directors to provide advice or recommendations on the amount or form of executive and director compensation should not be retained by the Company or any of its affiliates to provide other services in an aggregate amount that exceeds $120,000 in any year. In 2011, Pay Governance did not provide any services to the Company other than its services to the Personnel Committee.

4.	Adoption of an anti-hedging policy that prohibits officers, directors and employees from entering into hedging or monetization transactions involving our common stock. Prohibited transactions include, without limitation, zero-cost collars, forward sale contracts, purchase or sale of options, puts, calls, straddles or equity swaps or other derivatives that are directly linked to the Company’s stock or transactions involving “short-sales” of the Company’s stock. The Board adopted this policy to require officers, directors and employees to continue to own Company stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other shareholders

Reviewing Our Executive Compensation Programs and Establishing Compensation Levels

Role of Personnel Committee

The Personnel Committee has overall responsibility for approving the compensation program for our Named Executive Officers and makes all final compensation decisions regarding our Named Executive Officers. The Committee works with our executive management to ensure that our compensation policies and practices are consistent with our values and support the successful recruitment, development and retention of executive talent so we can achieve our business objectives and optimize our long-term financial returns. The Committee evaluates executive pay each year to ensure that our compensation policies and practices are consistent with our philosophy. The Personnel Committee is responsible for, among its other duties, the following actions related to our Named Executive Officers:

•	developing and implementing compensation policies and programs for our executive officers, including any employment agreement with an executive officer;
•	evaluating the performance of our Chairman and Chief Executive Officer; and
•	reporting, at least annually, to the Board on succession planning, including succession planning for the Chief Executive Officer.

Role of Chief Executive Officer

The Personnel Committee solicits recommendations from Mr. Leonard, our Chief Executive Officer, with respect to compensation decisions for individual Named Executive Officers (other than himself). The Personnel Committee also relies on the recommendations of our senior human resources executives with respect to compensation decisions, policies and practices. Our Chief Executive Officer’s role is limited to:

•	providing the Committee with an assessment of the performance of each Named Executive Officer; and
•	recommending base salary, annual merit increases, stock option, restricted stock and annual cash incentive plan compensation amounts for these officers.

In addition, the Committee may request that the Chief Executive Officer provide management feedback and recommendations on changes in the design of compensation programs, such as special retention plans or changes in the structure of bonus programs. Mr. Leonard does not play any role with respect to any matter affecting his own compensation, nor does he have any role determining or recommending the amount, or form of, director compensation.

Mr. Leonard may attend meetings of the Personnel Committee only at the invitation of the chair of the Personnel Committee and cannot call a meeting of the Committee. However, he is not in attendance at any meeting when the Committee determines and approves the compensation to be paid to the Named Executive Officers. Since he is not a member of the Committee, he has no vote on matters submitted to the Committee. During 2011, Mr. Leonard attended 5 meetings of the Personnel Committee.

Role of the Compensation Consultant

Our Personnel Committee has the sole authority from the Board of Directors for the appointment, compensation and oversight of its outside compensation consultant. In 2011, our Personnel Committee retained Pay Governance LLC as its independent compensation consultant to assist it in, among other things, evaluating different compensation programs and developing market data to assess our compensation programs. Under the terms of its engagement, Pay Governance reports directly to the Personnel Committee, which has the right to retain or dismiss the consultant without the consent of the Company’s management. Management may not retain Pay Governance for any services that in an aggregate amount would exceed $120,000.

During 2011, Pay Governance assisted the Committee with its responsibilities related to the Company’s compensation programs for its executives. Specifically, the Committee directed Pay Governance to: (i) regularly attend meetings of the Committee, (ii) conduct studies of competitive compensation practices, (iii) identify the Company’s market surveys and proxy peer group, (iv) review base salary, annual incentives and long-term incentive compensation opportunities relative to competitive practices, and (v) develop conclusions and recommendations related to the executive compensation plan of the Company for consideration by the Committee. A senior consultant from Pay Governance attended all Personnel Committee meetings in 2011. Pay Governance did not provide any other services to the Company in 2011.

Tax and Accounting Considerations

Section 162(m) of the Code limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to the Chief Executive Officer or any of its other Named Executive Officers (other than the Chief Financial Officer), unless that compensation is “performance-based compensation” within the meaning of Section 162(m). The Personnel Committee considers deductibility under Section 162(m) as it structures the compensation packages that are provided to its Named Executive Officers. However, the Personnel Committee and the Board believe that it is in the best interest of the Company that the Personnel Committee retains the flexibility and discretion to make compensation awards, whether or not deductible. This flexibility is necessary to foster achievement of performance goals established by the Personnel Committee as well as other corporate goals that the Committee deems important to the Company’s success, such as encouraging employee retention and rewarding achievement.

Likewise, the Personnel Committee considers financial accounting consequences as it structures the compensation packages that are provided to the Named Executive Officers. However, the Personnel Committee and the Board believe it is in the best interest of the Company that the Personnel Committee retains the flexibility and discretion to make compensation awards regardless of their financial accounting consequences.

PERSONNEL COMMITTEE REPORT

The Personnel Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Personnel Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The Personnel Committee

Maureen S. Bateman, Chair

Gary W. Edwards

Alexis M. Herman

Stewart C. Myers

COMPENSATION RISK ASSESSMENT

Entergy’s management, under the oversight of the Personnel Committee, has conducted an assessment of the risks associated with our compensation practices and policies and has determined that risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on Entergy. This determination has taken into account, among other things, the following design elements of our compensation programs and policies and practices: the mix of cash and equity payouts at various compensation levels; the mix of performance time horizons used by our plans; the use of financial performance metrics that are readily monitored and reviewed; incorporation of both operational and financial goals and individual performance; avoidance of uncapped awards; multiple levels of review and approval of awards; and our internal risk review and assessment processes.

EXECUTIVE COMPENSATION TABLES

2011 Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2011, 2010 and 2009.

The Company has not entered into any employment agreements with any of the Named Executive Officers other than the retention agreements described in “Potential Payments upon Termination or Change in Control.” For additional information regarding the material terms of the awards reported in the following tables, including a general description of the formula or criteria to be applied in determining the amounts payable, see “Compensation Discussion and Analysis.”

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
J. Wayne Leonard	2011	$1,315,229	$ -	$3,163,825	$803,600	$2,033,356	$2,749,700	$65,061	$10,130,771
Chairman of the Board and	2010	$1,291,500	$ -	$2,411,076	$1,807,650	$2,665,656	$ -	$104,185	$8,280,067
Chief Executive Officer	2009	$1,341,174	$ -	$10,067,775	$1,492,500	$1,782,270	$499,800	$200,040	$15,383,559

Leo P. Denault	2011	$648,512	$ -	$891,941	$287,000	$587,059	$980,400	$16,756	$3,411,668
Executive Vice President and	2010	$630,000	$ -	$573,036	$669,500	$758,520	$528,600	$52,276	$3,211,932
Chief Financial Officer	2009	$654,231	$ -	$418,512	$537,300	$507,150	$837,200	$60,688	$3,015,081

Mark T. Savoff	2011	$603,002	$ -	$746,361	$195,160	$544,499	$634,000	$26,521	$2,749,543
Executive Vice President	2010	$571,077	$ -	$573,036	$401,700	$710,360	$351,900	$64,757	$2,672,830
And Chief Operating Officer	2009	$570,115	$ -	$418,512	$358,200	$441,945	$359,700	$66,014	$2,214,486

Richard J. Smith	2011	$645,000	$ -	$746,361	$195,160	$577,920	$1,045,500	$26,319	$3,236,260
President, Entergy	2010	$645,000	$ -	$573,036	$535,600	$776,580	$607,000	$242,032	$3,379,248
Wholesale Commodity	2009	$669,807	$ -	$418,512	$417,900	$519,225	$755,900	$140,779	$2,922,123
Business

Gary J. Taylor	2011	$586,750	$171,000	$746,361	$229,600	$531,148	$854,500	$24,209	$3,143,568
Group President,	2010	$570,000	$171,000	$573,036	$535,600	$686,280	$438,800	$92,680	$3,067,396
Utility Operations	2009	$591,924	$105,000	$418,512	$358,200	$458,850	$706,600	$87,946	$2,727,032

(1)	The amounts in column (c) represent the actual base salary paid to the Named Executive Officer. The 2011 changes in base salaries were effective in April 2011. The Named Executive Officers are paid on a bi-weekly basis and during 2009 there was an extra pay period.

(2)	The amounts in column (d) for Mr. Taylor represent the cash bonus paid to him pursuant to the Nuclear Retention Plan. See “Non-Equity Incentive Plans – Nuclear Retention Plan” in Compensation Discussion and Analysis.

(3)	The amounts in column (e) represent the aggregate grant date fair value of restricted stock and performance units granted under the 2007 Equity Ownership Plan each calculated in accordance with FASB ASC Topic 718, without taking into account estimated forfeitures. The grant date fair value of the restricted stock is based on the closing price of the Company’s common stock on the date of grant. The grant date fair value of performance units is based on the probable outcome of the applicable performance conditions, measured using a Monte Carlo simulation valuation model. The simulation model applies a risk-free interest rate and an expected volatility assumption. The risk-free rate is assumed to equal the yield on a three-year treasury bond on the grant date. Volatility is based on historical volatility for the 36-month period preceding the grant date. If the highest achievement level is attained, the maximum amounts that will be received with respect to the 2011 performance units are as follows: Mr. Leonard, $3,785,080; Mr. Denault, $858,922; Mr. Savoff, $858,922; Mr. Smith, $858,922; and Mr. Taylor, $858,922.

(4)	The amounts in column (f) represent the aggregate grant date fair value of stock options granted under the 2007 Equity Ownership Plan calculated in accordance with FASB ASC Topic 718. For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2011.

(5)	The amounts in column (g) represent cash payments made under the Annual Incentive Plan.

(6)	The amounts in column (h) include the annual actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the Named Executive Officers may not currently be entitled to receive because such amounts are not vested. None of the increase is attributable to above-market or preferential earnings on non-qualified deferred compensation (see “2011 Non-qualified Deferred Compensation”). For 2010, the aggregate change in the actuarial present value of Mr. Leonard’s pension benefits was a decrease of $539,200.

(7)	The amounts set forth in column (i) for 2011 include (a) matching contributions by the Company under the Savings Plan to each of the Named Executive Officers; (b) life insurance premiums; and (c) perquisites and other compensation. The amounts are listed in the following table:

	J. Wayne Leonard	Leo P. Denault	Mark T. Savoff	Richard J. Smith	Gary J. Taylor
Company Contribution – Savings Plan	$10,290	$10,290	$10,290	$10,290	$10,290
Life Insurance Premium	$11,484	$4,002	$7,450	$4,712	$7,316
Perquisites and Other Compensation	$43,287	$2,464	$8,781	$11,317	$6,603

Total	$65,061	$16,756	$26,521	$26,319	$24,209

Effective January 2011, we eliminated tax gross up payments on all perquisites, except for relocation benefits.

Perquisites and Other Compensation

The amounts set forth in column (i) also include perquisites and other personal benefits that we provide to our Named Executive Officers as part of providing a competitive executive compensation program and for employee retention. Beginning in January 2011, we discontinued providing personal financial counseling and club dues for members of the Office of Chief Executive and in 2011, our Named Executive Officers were offered the following personal benefits: corporate aircraft usage, relocation and housing benefits and annual mandatory physical exams. The following perquisites were provided by us in 2011 with the financial counseling and club dues reflecting perquisites received in 2010, but paid in 2011.

Named Executive Officer	Financial Counseling	Club Dues	Personal Use of Corporate Aircraft	Executive Physicals
J. Wayne Leonard	X		X	X
Leo P. Denault	X			X
Mark T. Savoff	X		X	X
Richard J. Smith	X		X	X
Gary J. Taylor	X	X	X	X

For security and business reasons, we permit our Chief Executive Officer to use our corporate aircraft for personal use at Company expense. Our other Named Executive Officers may use the corporate aircraft for personal travel subject to the approval of our Chief Executive Officer. The aggregate incremental aircraft usage cost associated with Mr. Leonard’s personal use of the corporate aircraft, including the costs associated with travel to outside board meetings, was $36,823 for fiscal year 2011. These amounts are reflected in column (i) and the total above. The incremental cost to the Company for use of the corporate aircraft is based on the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits. None of the other perquisites referenced above exceeded $25,000 for any of the other Named Executive Officers.

2011 Grants of Plan-Based Awards

The following table summarizes award grants during 2011 to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name (a)	Grant Date (b)	Thresh- old ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (4) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (5) (l)

J. Wayne Leonard	1/27/11	-	$1,588,560	$3,177,120
	1/27/11				6,500	26,000	52,000				$2,326,740
	1/27/11							11,500			$837,085
	1/27/11								70,000	$72.79	$803,600

Leo P. Denault	1/27/11	-	$458,640	$917,280
	1/27/11				1,475	5,900	11,800				$527,991
	1/27/11							5,000			$363,950
	1/27/11								25,000	$72.79	$287,000

Mark T. Savoff	1/27/11	-	$425,390	$850,780
	1/27/11				1,475	5,900	11,800				$527,991
	1/27/11							3,000			$218,370
	1/27/11								17,000	$72.79	$195,160

Richard J. Smith	1/27/11	-	$451,500	$903,000
	1/27/11				1,475	5,900	11,800				$527,991
	1/27/11							3,000			$218,370
	1/27/11								17,000	$72.79	$195,160

Gary J. Taylor	1/27/11	-	$414,960	$829,920
	1/27/11				1,475	5,900	11,800				$527,991
	1/27/11							3,000			$218,370
	1/27/11								20,000	$72.79	$229,600

(1)	The amounts in columns (c), (d) and (e) represent minimum, target and maximum payment levels under the Annual Incentive Plan. The actual amounts awarded are reported in column (g) of the Summary Compensation Table.

(2)	The amounts in columns (f), (g) and (h) represent the minimum, target and maximum payment levels under the Performance Unit Program. Performance under the program is measured by the Company’s total shareholder return relative to the total shareholder returns of the companies included in the Philadelphia Utility Index. If the Company’s total shareholder return is not at least 25% of that for the Philadelphia Utility Index, there is no payout. Subject to achievement of performance targets, each unit will be converted into the cash equivalent of one share of the Company’s common stock on the last day of the performance period (December 31, 2013.)

(3)	The amounts in column (i) represent shares of restricted stock granted under the 2007 Equity Ownership Plan. Shares of restricted stock vest over a three-year period, have voting rights and accrue dividends during the vesting period.

(4)	The amounts in column (j) represent options to purchase shares of the Company’s common stock. The options vest one-third on each of the first through third anniversaries of the grant date and have a ten-year term from the date of grant. The options were granted under the 2007 Equity Ownership Plan.

(5)	The amounts in column (l) are valued based on the aggregate grant date fair value of the award calculated in accordance with FASB ASC Topic 718 and, in the case of the performance units, are based on the probable outcome of the applicable performance conditions. See Notes 2 and 3 to the Summary Compensation Table for a discussion of the relevant assumptions used in calculating the grant date fair value.

2011 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes unexercised options, stock that has not vested and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2011.

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

J. Wayne Leonard	-	70,000(1)		$72.79	1/27/2021
	45,000	90,000(2)		$77.10	1/28/2020
	83,333	41,667(3)		$77.53	1/29/2019
	175,000	-		$108.20	1/24/2018
	255,000	-		$91.82	1/25/2017
	210,000	-		$68.89	1/26/2016
	165,200	-		$69.47	1/27/2015
	220,000	-		$58.60	3/02/2014
	195,000	-		$44.45	1/30/2013
									6,500	(4)	$474,825
									2,230	(5)	$162,902
						11,500	(6)	$840,075
						50,000	(7)	$3,652,500

Leo P. Denault	-	25,000(1)		$72.79	1/27/2021
	16,666	33,334(2)		$77.10	1/28/2020
	30,000	15,000(3)		$77.53	1/29/2019
	50,000	-		$108.20	1/24/2018
	60,000	-		$91.82	1/25/2017
	50,000	-		$68.89	1/26/2016
	35,000	-		$69.47	1/27/2015
	34,995	-		$58.60	3/02/2014
	338	-		$52.40	2/11/2012
	6,802	-		$44.45	1/30/2013
	10,493	-		$41.69	2/11/2012
									1,475	(4)	$107,749
									530	(5)	$38,717
						5,000	(6)	$365,250
						16,000	(8)	$1,168,800

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mark T. Savoff	-	17,000(1)		$72.79	1/27/2021
	10,000	20,000(2)		$77.10	1/28/2020
	20,000	10,000(3)		$77.53	1/29/2019
	27,000	-		$108.20	1/24/2018
	35,000	-		$91.82	1/25/2017
	30,000	-		$68.89	1/26/2016
	20,000	-		$69.47	1/27/2015
	31,800	-		$58.60	3/02/2014
									1,475	(4)	$107,749
									530	(5)	$38,717
						3,000	(6)	$219,150

Richard J. Smith	-	17,000(1)		$72.79	1/27/2021
	13,333	26,667(2)		$77.10	1/28/2020
	23,333	11,667(3)		$77.53	1/29/2019
	35,000	-		$108.20	1/24/2018
	60,000	-		$91.82	1/25/2017
	50,000	-		$68.89	1/26/2016
	40,000	-		$69.47	1/27/2015
	63,600	-		$58.60	3/02/2014
	50,000	-		$44.45	1/30/2013
									1,475	(4)	$107,749
									530	(5)	$38,717
						3,000	(6)	$219,150

Gary J. Taylor	-	20,000(1)		$72.79	1/27/2021
	13,333	26,667(2)		$77.10	1/28/2020
	20,000	10,000(3)		$77.53	1/29/2019
	35,000	-		$108.20	1/24/2018
	60,000	-		$91.82	1/25/2017
	50,000	-		$68.89	1/26/2016
	35,000	-		$69.47	1/27/2015
	40,000	-		$58.60	3/02/2014
	26,900	-		$44.45	1/30/2013
									1,475	(4)	$107,749
									530	(5)	$38,717
						3,000	(6)	$219,150

(1)	Consists of options that vested or will vest as follows: 1/3 of the options granted vest on each of 1/27/2012, 1/27/2013 and 1/27/2014.

(2)	Consists of options that vested or will vest as follows: 1/2 of the remaining unexercisable options vest on each of 1/28/2012 and 1/28/2013.

(3)	The remaining unexercisable options vested on 1/29/2012.

(4)	Consists of performance units that will vest on December 31, 2013 based on the Company’s total shareholder return performance over the 2011-2013 performance period, as described under “Long-Term Compensation – Performance Unit Program” in Compensation Discussion and Analysis.

(5)	Consists of performance units that will vest on December 31, 2012 based on the Company’s total shareholder return performance over the 2010-2012 performance period.

(6)	Consists of shares of restricted stock that vested or will vest as follows: 1/3 of the shares of restricted stock granted vest on each of 1/27/2012, 1/27/2013 and 1/27/2014.

(7)	Consists of restricted units granted under the 2007 Equity Ownership Plan which will vest on December 3, 2012.

(8)	Consists of restricted units granted under the 2007 Equity Ownership Plan. 8,000 units vested on January 25, 2012 and an additional 8,000 units will vest on January 25, 2013.

2011 Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and each vesting of stock during 2011 for the Named Executive Officers.

	Options Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

J. Wayne Leonard	330,600	$8,218,518	50,000(1)	$3,482,000

Leo P. Denault	-	-	8,000(2)	$588,000

Mark T. Savoff	-	-	-	-

Richard J. Smith	70,000	$1,981,700	-	-

Gary J. Taylor	34,600	$867,087	-	-

(1)	Represents the December 3, 2011 cash settlement of 50,000 restricted units granted under the 2007 Equity Ownership Plan.

(2)	Represents the January 25, 2011 cash settlement of 8,000 restricted units granted under the 2007 Equity Ownership Plan.

2011 Pension Benefits

The following table shows the present value as of December 31, 2011 of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each Named Executive Officer, under our retirement plans determined using interest rate and mortality rate assumptions set forth in Note 11 to the Financial Statements in the Form 10-K for the year ended December 31, 2011. Additional information regarding these retirement plans is set forth in Compensation Discussion and Analysis under the heading “Benefits, Perquisites, Agreements and Post-Termination Plans — Pension Plan, Pension Equalization Plan and System Executive Retirement Plan” and following this table. In addition, this section includes information regarding early retirement options under the plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2011

J. Wayne Leonard (1)	Non-qualified supplemental retirement benefit	13.68	$26,343,300	$ -
	Qualified defined benefit plan	13.68	$477,000	$ -

Leo P. Denault (2)	Non-qualified System Executive Retirement Plan	27.83	$4,611,200	$ -
	Qualified defined benefit plan	12.83	$293,000	$ -

Mark T. Savoff	Non-qualified System Executive Retirement Plan	8.06	$1,953,700	$ -
	Qualified defined benefit plan	8.06	$217,200	$ -

Richard J. Smith (3)	Non-qualified Pension Equalization Plan	35.30	$5,181,100	$ -
	Qualified defined benefit plan	12.34	$414,400	$ -

Gary J. Taylor (4)	Non-qualified System Executive Retirement Plan	21.80	$4,556,500	$ -
	Qualified defined benefit plan	11.80	$364,600	$ -

(1)

Pursuant to his retention agreement, Mr. Leonard is entitled to a non-qualified supplemental retirement benefit in lieu of participation in the Company’s non-qualified supplemental retirement plans such as the

System Executive Retirement Plan or the Pension Equalization Plan. Mr. Leonard may separate from employment without a reduction in his non-qualified supplemental retirement benefit.

(2)	During 2006, Mr. Denault entered into an agreement granting an additional 15 years of service under the non-qualified System Executive Retirement Plan if he continues to work for an Entergy System company employer until age 55. The additional 15 years increases the present value of his benefit by $1,641,200.

(3)	Mr. Smith entered into an agreement granting 22.96 additional years of service under the non-qualified Pension Equalization Plan providing an additional $1,117,100 above the present value of accumulated benefit he would receive under the non-qualified System Executive Retirement Plan.

(4)	Mr. Taylor entered into an agreement granting an additional 10 years of service under the System Executive Retirement Plan resulting in a $1,306,200 increase in the present value of his benefit. Mr. Taylor has advised the Company that he intends to resign from his position as Group President, Utility Operations, effective May 31, 2012.

Qualified Retirement Benefits

The qualified retirement plan is a funded defined benefit pension plan that provides benefits to most of the non-bargaining unit employees of Entergy System companies. All Named Executive Officers are participants in this plan. The pension plan provides a monthly benefit payable for the participant’s lifetime beginning at age 65 and equal to 1.5% of the participant’s five-year final average monthly eligible earnings times such participant’s years of service. Participants are 100% vested in their benefit upon completing 5 years of vesting service.

Normal retirement under the plan is age 65. Employees who terminate employment prior to age 55 may receive a reduced deferred vested retirement benefit payable as early as age 55 that is actuarially equivalent to the normal retirement benefit (i.e., reduced by 7% per year for the first 5 years preceding age 65, and reduced by 6% for each additional year thereafter). Employees who are at least age 55 with 10 years of vesting service upon termination are entitled to a subsidized early retirement benefit beginning as early as age 55. The subsidized early retirement benefit is equal to the normal retirement benefit reduced by 2% per year for each year that early retirement precedes age 65. Mr. Leonard, Mr. Smith and Mr. Taylor are eligible for subsidized early retirement benefits.

Non-qualified Retirement Benefits

The Named Executive Officers are eligible to participate in certain non-qualified retirement benefit plans that provide retirement income, including the Pension Equalization Plan and the System Executive Retirement Plan. Each of these plans is an unfunded non-qualified defined benefit pension plan that provides benefits to key management employees. In these plans, as described below and in Compensation Discussion and Analysis, an executive is typically enrolled in one or more plans but only paid the amount due under the plan (or combination of plans) that provides the highest benefit. In general, upon disability, participants in the Pension Equalization Plan and the System Executive Retirement Plan remain eligible for continued service credits until recovery or retirement. Generally, spouses of participants who die before commencement of benefits may be eligible for a portion of the participant’s accrued benefit.

All of the Named Executive Officers (other than Mr. Leonard) participate in both the Pension Equalization Plan and System Executive Retirement Plan.

The Pension Equalization Plan

All of the Named Executive Officers (with the exception of Mr. Leonard) are participants in the Pension Equalization Plan. The benefit provisions are substantially the same as the qualified retirement plan but provide two additional benefits: (a) “restorative benefits” intended to offset limitations on certain earnings that may be considered in connection with the qualified retirement plan and (b) supplemental credited service (if granted to an individual participant). The benefits under this plan are offset by benefits payable from the qualified retirement plan and may be offset by prior employer benefits. Participants receive their Pension Equalization Plan benefit in the form of a single sum cash distribution. The Pension Equalization Plan benefit attributable to supplemental credited service is not vested until age 65. Subject to the approval of the Entergy System company employer (which approval is deemed given following a change in control), an employee who terminates employment prior to age 65 may be vested in his or her benefit, with payment of the lump sum benefit generally at separation from service unless delayed six months under Internal Revenue Code Section 409A. Benefits payable prior to age 65 are subject to the same reductions as qualified plan benefits.

The System Executive Retirement Plan

All Named Executive Officers (except Mr. Leonard) are participants in the System Executive Retirement Plan. The System Executive Retirement Plan provides for a single sum payment at age 65, as further described in Compensation Discussion and Analysis. The System Executive Retirement Plan benefit is not vested until age 65. Subject to the approval of the Entergy System company employer, an employee who terminates his or her employment prior to age 65 may be vested in the System Executive Retirement Plan benefit, with payment of the lump sum benefit generally at separation from service unless delayed six months under Code Section 409A. Benefits payable prior to age 65 are subject to the same reductions as qualified plan benefits. Further, in the event of a change in control, participants whose employment is terminated without “Cause” or for “Good Reason,” as defined in the Plan are also eligible for a subsidized lump sum benefit payment, even if they do not currently meet the age or service requirements for early retirement under that plan or have company permission to separate from employment. Such lump sum benefit is payable generally at separation from service unless delayed 6 months under Code Section 409A.

Mr. Leonard’s Non-qualified Supplemental Retirement Benefit

Mr. Leonard’s retention agreement provides that if his employment with the Company is terminated for any reason other than for cause (as defined below under “Potential Payments Upon Termination or Change in Control”), he will be entitled to a non-qualified supplemental retirement benefit in lieu of participation in the Company’s non-qualified supplemental retirement plans such as the System Executive Retirement Plan or the Pension Equalization Plan. Mr. Leonard’s non-qualified supplemental retirement benefit is calculated as a single life annuity equal to 60% of his final three-year average compensation (as described in the description of the System Executive Retirement Plan included in Compensation Discussion and Analysis), reduced to account for benefits payable to Mr. Leonard under the Company’s and a former employer’s qualified pension plans. The benefit is payable in a single lump sum. Because Mr. Leonard has already attained the age of 55, he is currently entitled under his retention agreement to his non-qualified supplemental retirement benefit if he were to leave Entergy System company employment other than as the result of a termination for cause.

Additional Information

For a description of the material terms and conditions of payments and benefits available under the retirement plans, including each plan’s normal retirement payment and benefit, benefit formula and eligibility standards, specific elements of compensation included in applying the payment and benefit formula, and our policies with regard to granting extra years of credited service, see “Compensation Discussion and Analysis — Benefits, Perquisites, Agreements and Post-Termination Plans — Pension Plan, Pension Equalization Plan, and System Executive Retirement Plan.” For a discussion of the relevant assumptions used in valuing these liabilities, see Note 11 to the Financial Statements in our Form 10-K for the year ended December 31, 2011.

2011 Non-qualified Deferred Compensation

The Executive Deferred Compensation Plan, the Amended and Restated 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries (the 1998 Equity Ownership Plan), the 2007 Equity Ownership Plan and the 2011 Equity Ownership Plan allow for the deferral of compensation for the Named Executive Officers. As of December 31, 2011, none of the Named Executive Officers had deferred compensation balances under the equity ownership plans or the Executive Deferred Compensation Plan. For additional information, see “Benefits, Perquisites, Agreements and Post-Termination Plans - Executive Deferred Compensation” in Compensation Discussion and Analysis.

As of December 31, 2011, Mr. Leonard and Mr. Savoff had deferred account balances under a frozen Defined Contribution Restoration Plan. These amounts are deemed invested, as chosen by the participant, in certain T. Rowe Price investment funds that are also available to participants under the qualified Savings Plan. The Defined Contribution Restoration Plan, until it was frozen in 2005, credited eligible employees’ deferral accounts with employer contributions to the extent contributions under the qualified savings plan in which the employee participated were subject to limitations imposed by the Internal Revenue Code.

All deferrals are credited to the applicable Entergy System company employer’s non-funded liability account. Depending on the plan under which deferral is made, the Named Executive Officers may elect investment in either phantom Company common stock or one or more of several investment options under the Savings Plan. Within limitations of the program, participating Named Executive Officers may move funds from one deemed investment option to another. The participating Named Executive Officers do not have the ability to withdraw funds from the deemed investment accounts except within the terms provided in their deferral elections. Within the limitations prescribed by law as well as the plan, participating Named Executive Officers with deferrals under the Executive Deferred Compensation Plan and/or the equity plans have the option to make a successive deferral of these funds. Assuming a Named Executive Officer does not elect a successive deferral, the Entergy System company employer of the participant is obligated to pay the amount credited to the participant’s account at the earlier of deferral receipt date or separation of service. These payments are paid out of the general assets of the employer and are payable in a lump sum.

Defined Contribution Restoration Plan

Name (a)	Executive Contributions in 2011 (b)	Registrant Contributions in 2011 (c)	Aggregate Earnings in 2011 (1) (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at December 31, 2011 (f)

J. Wayne Leonard	$ -	$ -	$17,233	$ -	$227,331

Mark T. Savoff	$ -	$ -	$1,460	$ -	$19,256

(1)	Amounts in this column are not included in the Summary Compensation Table.

2011 Potential Payments Upon Termination or Change in Control

The Company has plans and other arrangements that provide compensation to a Named Executive Officer if his employment is terminated under specified conditions, including following a change in control of the Company. In addition, we have entered into individual retention agreements with Mr. Leonard, Mr. Denault and Mr. Smith.

The tables below reflect the amount of compensation each of our Named Executive Officers would have received if his employment with the Company had been terminated under various scenarios as of December 31, 2011. For purposes of these tables, we assumed that our stock price was $73.05, the closing market price on December 30, 2011, the last business day of our most recently ended fiscal year.

J. Wayne Leonard

Chairman and Chief Executive Officer

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which Entergy’s Chairman and Chief Executive Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2011:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(9)	Disability	Death	Change in Control(10)	Termination Related to a Change in Control

Annual Incentive Payment(2)	—	—	—	—	—	—	—	$3,177,120

Severance Payment(3)	—	—	—	—	—	—	—	$8,707,956

Performance Units:(4)

2010-2012 Performance Unit Program	—	—	—	$1,086,034	$1,086,034	$1,086,034	—	$1,471,958

2011-2013 Performance Unit Program	—	—	—	$633,124	$633,124	$633,124	—	$1,471,958

Unvested Stock Options(5)	—	—	—	$18,200	$18,200	$18,200	—	$18,200

Unvested Restricted Stock(6)	—	—	—	—	$272,198	$272,198	—	$881,825

Unvested Restricted Units(7)	—	—	$3,652,500	—	$3,652,500	$3,652,500	—	$3,652,500

Medical and Dental Benefits(8)	—	—	—	—	—	—	—	—

280G Tax Gross-up(11)	—	—	—	—	—	—	—	—

(1)	In addition to the payments and benefits in the table, Mr. Leonard would have been eligible to retire and entitled to receive his vested pension benefits. However, a termination “for cause” would have resulted in forfeiture of Mr. Leonard’s supplemental retirement benefit. Mr. Leonard is not entitled to additional pension benefits upon the occurrence of a change in control. For additional information regarding these vested benefits and awards, see “2011 Pension Benefits.”

(2)

In the event of a qualifying termination related to a change in control, Mr. Leonard would have been entitled under his retention agreement to receive a lump sum severance payment equal to Mr. Leonard’s average maximum annual bonus opportunity under the Annual Incentive Plan for the Company’s two calendar years immediately preceding the calendar year in which his termination occurs. For purposes of this table, we have calculated the award at 200% of target opportunity and assumed a base salary of $1,323,800.

(3)	In the event of a qualifying termination related to a change in control, Mr. Leonard would have been entitled to receive pursuant to his retention agreement a lump sum severance payment equal to the product of 2.99 times the sum of his (a) annual base salary plus (b) his target Annual Incentive Plan award for any fiscal year (other than the fiscal year in which his date of termination occurs) ending after the effective date of his retention agreement.

(4)	In the event of a qualifying termination related to a change in control, including a termination by Mr. Leonard for good reason, by the Company other than cause, disability or death, Mr. Leonard would have forfeited his performance units for all open performance periods and would have been entitled to receive a single sum severance payment pursuant to his retention agreement that would not be based on any outstanding performance periods. The payment would have been calculated using the average annual number of performance units he would have been entitled to receive under the Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Leonard’s severance payment was calculated by taking an average of the target performance units from the 2007-2009 Performance Unit Program (23,800 units) and the 2008-2010 Performance Unit Program (16,500 units) and multiplying the average number of units (20,150 units) by the closing price of Entergy common stock on December 30, 2011 ($73.05) resulting in a severance payment of $1,471,958 for the forfeited performance units.

In the event of Mr. Leonard’s death, disability or retirement not related to a change in control, Mr. Leonard would not have forfeited his performance units for all open performance period, but rather such performance unit awards would have been pro-rated based on his number of months of participation in each open Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period.

2010 - 2012 Plan – 14,867 (22,300 * 24/36) performance units at target, assuming a stock price of $73.05

2011 - 2013 Plan – 8,667 (26,000 * 12/36) performance units at target, assuming a stock price of $73.05

(5)	In the event of retirement, death, disability or a qualifying termination related to a change in control, all of Mr. Leonard’s unvested stock options would immediately vest. In addition, Mr. Leonard would be entitled to exercise any outstanding options during a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Leonard exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 30, 2011, and the exercise price of each option share. As of December 31, 2011, the closing stock price exceeded the exercise price for Mr. Leonard’s 2011 unvested options and accordingly, such options are reported in the table; all other stock options with respect to the accelerated vesting of Mr. Leonard’s stock options were “underwater” as of December 31, 2011 and are excluded from the table.

(6)	In the event of a qualifying termination related to a change in control, all of Mr. Leonard’s unvested restricted stock would immediately vest. In the event of Mr. Leonard’s death or disability, restrictions would lift on a pro-rated portion of his unvested restricted shares that were scheduled to become vested on the immediately following twelve-month grant date anniversary, based on the number of days worked during such twelve-month period.

(7)	Pursuant to his restricted unit agreement, any unvested restricted units will vest immediately in the event of a qualifying termination related to a change in control, termination by Mr. Leonard for good reason, by the Company other than for cause, or by reason of his death or disability.

(8)	Upon retirement Mr. Leonard would be eligible for retiree medical and dental benefits at the same level as all other retirees. Pursuant to his retention agreement, in the event of a termination related to a change in control, Mr. Leonard would not be eligible to receive additional subsidized COBRA benefits.

(9)	As of December 31, 2011, Mr. Leonard is retirement eligible and would retire rather than voluntarily resign. Given this scenario, the compensation and benefits available to Mr. Leonard under retirement are substantially the same as available upon voluntary resignation.

(10)	The 2007 Equity Ownership Plan was amended in December 2010 so that awards granted after December 30, 2010 require an involuntary termination in order to accelerate vesting or trigger severance payments upon a change in control.

(11)	In December 2010, Mr. Leonard voluntarily agreed to amend his retention agreement to eliminate excise tax gross up payments.

Under the terms of Mr. Leonard’s retention agreement, we may terminate his employment for cause upon Mr. Leonard’s:

•

willful and continued failure to substantially perform his duties (other than because of physical or mental illness or after he has given notice of termination for good reason) that remains uncured for 30 days after receiving a written notice from the Board; or

•

willfully engaging in conduct that is demonstrably and materially injurious to us and which results in a conviction of, or entrance of a plea of guilty or nolo contendere (essentially a form of plea in which the accused refuses to contest the charges) to a felony.

In the event of a change in control, Mr. Leonard may terminate his employment for good reason upon:

•	the substantial reduction or alteration in the nature or status of his duties or responsibilities;

•	a reduction in his annual base salary;

•	the relocation of his principal place of employment to a location more than 20 miles from his current place of employment;

•	the failure to pay any portion of his compensation within seven days of its due date;

•	the failure to continue in effect any compensation plan in which he participates and which is material to his total compensation, unless other equitable arrangements are made;

•

the failure to continue to provide benefits substantially similar to those that he currently enjoys under any of the pension, savings, life insurance, medical, health and accident or disability plans, or the taking of any other action which materially reduces any of those benefits or deprives him of any material fringe benefits that he currently enjoys;

•	the failure to provide him with the number of paid vacation days to which he is entitled in accordance with the normal vacation policy; or

•	any purported termination of his employment not taken in accordance with his retention agreement.

Leo P. Denault

Executive Vice President and Chief Financial Officer

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which the Executive Vice President and Chief Financial Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2011:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(9)	Disability	Death	Change in Control(10)	Termination Related to a Change in Control

Severance Payment(2)	—	—	$3,330,382	—	—	—	—	$3,330,382

Performance Units:(3)

2010-2012 Performance Unit Program	—	—	$306,810	—	$306,810	$306,810	—	$306,810

2011-2013 Performance Unit Program	—	—	$306,810	—	$306,810	$306,810	—	$306,810

Unvested Stock Options(4)	—	—	$6,500	—	$6,500	$6,500	—	$6,500

Unvested Restricted Stock(5)	—	—	$383,402	—	$383,402	$383,402	—	$383,402

Unvested Restricted Units(6)	—		$1,168,800	—	$1,168,800	$1,168,800	—	$1,168,800

COBRA Benefits(7)	—	—	$25,686	—	—	—	—	—

Medical and Dental Benefits(8)	—	—	—	—	—	—	—	$25,686

280G Tax Gross-up(11)	—	—	—	—	—	—	—	—

(1)	In addition to the payments and benefits in the table, Mr. Denault also would have been entitled to receive his vested pension benefits. If Mr. Denault’s employment were terminated under certain conditions relating to a change in control, he would also be eligible for early retirement benefits. For a description of these benefits, see “2011 Pension Benefits.” In addition, Mr. Denault is subject to the following provisions:

•

Retention Agreement.  Mr. Denault’s retention agreement provides that, unless his employment is terminated for cause, he will be granted an additional 15 years of service under the System Executive Retirement Plan if he continues to work for an Entergy System company employer until age 55. Because Mr. Denault had not reached age 55 as of December 31, 2011, he is only entitled to this supplemental credited service and System Executive Retirement Plan supplemental benefits in the event of his death or disability.

•

System Executive Retirement Plan.  If Mr. Denault’s employment were terminated for cause, he would forfeit his benefit under the System Executive Retirement Plan. In the event of a termination related to a change in control, pursuant to the terms of the System Executive Retirement Plan, Mr. Denault would be eligible for subsidized retirement (but not the additional 15 years of service) upon his separation of service even if he does not then meet the age or service requirements for early retirement under the System Executive Retirement Plan or have company permission to separate from employment.

(2)

In the event of a termination (not due to death or disability) by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control), Mr. Denault would be entitled to receive, pursuant to his retention agreement, a lump sum severance payment equal to the product of 2.99 times the sum of (a) his annual base salary as in effect at any time within one year prior to the effective date of the Agreement (i.e., 2007) or, if higher, immediately prior to a circumstance constituting good reason plus (b) the greater of (i) his actual annual incentive award under the Annual Incentive Plan for the calendar year immediately preceding the calendar year in which Mr. Denault’s termination date occurs or

(ii) Mr. Denault’s Annual Incentive Plan target award for the calendar year in which the effective date of the Agreement occurred (i.e., 2007). For purposes of this table, we have calculated the award using a base salary of $655,200 and target award of 70%.

(3)	In the event of a termination due to death or disability, by Mr. Denault for good reason, or by the Company not for cause (in all cases, regardless of whether there is a change in control), Mr. Denault would have forfeited his performance units for all open performance periods and would have been entitled to receive a single-sum severance payment pursuant to his retention agreement that would not be based on any outstanding performance periods. The payment would be calculated using the average annual number of performance units he would have been entitled to receive under the Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Denault’s severance payment was calculated by taking an average of the target performance units from the 2007-2009 Performance Unit Program (4,500 units) and the 2008-2010 Performance Unit Program (3,900 units) and multiplying the average number of units (4,200 units) by the closing price of Entergy common stock on December 30, 2011 ($73.05) resulting in a severance payment of $306,810 for the forfeited performance units.

(4)	In the event of his death, disability, termination by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control), all of Mr. Denault’s unvested stock options would immediately vest. In addition, he would be entitled to exercise any unexercised options during a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Denault exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 30, 2011, and the exercise price of each option share. As of December 30, 2011, the closing stock price exceeded the exercise price for Mr. Denault’s 2011 unvested options and accordingly, such options are reported in the table; all other stock options with respect to the accelerated vesting of Mr. Denault’s stock options were “underwater” as of December 31, 2011 and are excluded from the table.

(5)	In the event of his death, disability, termination by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control), all of Mr. Denault’s unvested restricted stock would immediately vest.

(6)	Pursuant to his restricted unit agreement, any unvested restricted units will vest immediately in the event of a change in control, Mr. Denault’s death or disability, or termination of employment by Mr. Denault for good reason or by the Company not for cause (regardless of whether there is a change in control).

(7)	Pursuant to his retention agreement, in the event of a termination by Mr. Denault for good reason or by the Company not for cause, Mr. Denault would be eligible to receive Company-subsidized COBRA benefits for 18 months.

(8)	Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Denault would be eligible to receive Company-subsidized medical and dental benefits for 18 months.

(9)	As of December 31, 2011, Mr. Denault is not eligible for retirement.

(10)	The 2007 Equity Ownership Plan was amended in December 2010 so that awards granted after December 30, 2010 require an involuntary termination in order to accelerate vesting or trigger severance payments upon a change in control.

(11)	In December 2010, Mr. Denault voluntarily agreed to amend his retention agreement to eliminate excise tax gross up payments.

Under the terms of Mr. Denault’s retention agreement, Entergy may terminate his employment for cause upon Mr. Denault’s:

•

continuing failure to substantially perform his duties (other than because of physical or mental illness or after he has given notice of termination for good reason) that remains uncured for 30 days after receiving a written notice from the Personnel Committee;

•	willfully engaging in conduct that is demonstrably and materially injurious to Entergy;

•

conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime that has or may have a material adverse effect on his ability to carry out his duties or upon Entergy’s reputation;

•	material violation of any agreement that he has entered into with Entergy; or

•	unauthorized disclosure of Entergy’s confidential information.

Mr. Denault may terminate his employment for good reason upon:

•	the substantial reduction in the nature or status of his duties or responsibilities;

•	a reduction of 5% or more in his base salary as in effect on the date of the retention agreement;

•	the relocation of his principal place of employment to a location other than the corporate headquarters;

•

the failure to continue to allow him to participate in programs or plans providing opportunities for equity awards, stock options, restricted stock, stock appreciation rights, incentive compensation, bonus and other plans on a basis not materially less favorable than enjoyed at the time of the retention agreement (other than changes similarly affecting all senior executives);

•

the failure to continue to allow him to participate in programs or plans with opportunities for benefits not materially less favorable than those enjoyed by him under any of our pension, savings, life insurance, medical, health and accident, disability or vacation plans at the time of the retention agreement (other than changes similarly affecting all senior executives); or

•	any purported termination of his employment not taken in accordance with his retention agreement.

Mr. Denault may terminate his employment for good reason in the event of a change in control upon:

•	the substantial reduction or alteration in the nature or status of his duties or responsibilities;

•	a reduction in his annual base salary;

•	the relocation of his principal place of employment to a location more than 20 miles from his current place of employment;

•	the failure to pay any portion of his compensation within seven days of its due date;

•	the failure to continue in effect any compensation plan in which he participates and which is material to his total compensation, unless other equitable arrangements are made;

•

the failure to continue to provide benefits substantially similar to those that he currently enjoys under any of the pension, savings, life insurance, medical, health and accident or disability plans, or Entergy taking of any other action which materially reduces any of those benefits or deprives him of any material fringe benefits that he currently enjoys;

•	the failure to provide him with the number of paid vacation days to which he is entitled in accordance with the normal vacation policy; or

•	any purported termination of his employment not taken in accordance with his retention agreement.

Mark T. Savoff

Executive Vice President and Chief Operating Officer

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which our Executive Vice President and Chief Operating Officer would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2011:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(7)	Disability	Death	Change in Control(8)	Termination Related to a Change in Control

Severance Payment(2)	—	—	—	—	—	—	—	$3,088,939

Performance Units:(3)

2010-2012 Performance Unit Program	—	—	—	—	$258,086	$258,086	$387,165	$387,165

2011-2013 Performance Unit Program	—	—	—	—	$143,689	$143,689	—	$306,810

Unvested Stock Options(4)	—	—	—	—	$4,420	$4,420	—	$4,420

Unvested Restricted Stock(5)	—	—	—	—	$71,008	$71,008		$230,041

Medical and Dental Benefits(6)	—	—	—	—	—	—	—	$25,686

280G Tax Gross-up(9)	—	—	—	—	—	—	—	—

(1)	In addition to the payments and benefits in the table, if Mr. Savoff’s employment were terminated under certain conditions relating to a change in control, Mr. Savoff would have been entitled to receive his vested pension benefits and would have been eligible for early retirement benefits. For a description of these benefits, see “2011 Pension Benefits.” If Mr. Savoff’s employment were terminated for cause, he would forfeit his benefit under the System Executive Retirement Plan.

(2)	In the event of a qualifying termination related to a change in control, Mr. Savoff would be entitled to receive, pursuant to the System Executive Continuity Plan, a lump sum severance payment equal to the product of 2.99 times the sum of (a) his annual base salary as in effect at any time within one year prior to the commencement of a change in control period or, if higher, immediately prior to a circumstance constituting good reason plus (b) his annual incentive, calculated using the average annual target opportunity under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in which the participant’s date of termination occurs. For purposes of this table, we have assumed a 70% target opportunity and a base salary of $607,700.

(3)	In the event of a change in control (regardless of whether he experienced a qualifying termination), Mr. Savoff would have been entitled, pursuant to the 2007 Equity Ownership Plan, to receive for the 2010-2012 performance period a lump sum payment relating to his performance units. The payment is calculated as if all performance goals relating to the performance units were achieved at target level. For purposes of the table, the value of Mr. Savoff’s award was calculated as follows:

2010 - 2012 Plan – 5,300 performance units at target, assuming a stock price of $73.05

In the event of a qualifying termination related to a change in control, Mr. Savoff would have forfeited his performance units for the 2011-2013 performance period and would have been entitled to receive, pursuant to the 2007 Equity Ownership Plan, a single-sum severance payment that would not be based on any outstanding performance periods. For the 2011-2013 performance period, the payment would have been calculated using the average annual number of performance units he would have been entitled to receive under the Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Savoff’s severance payment was calculated by taking an average of the target performance units from the 2007-2009 Performance Unit Program (4,500 units) and the 2008-2010 Performance Unit Program (3,900 units) and multiplying the average number of units (4,200 units) by the closing price of Entergy common stock on December 30, 2011 ($73.05) resulting in a severance payment of $306,810 for the forfeited performance units.

In the event of Mr. Savoff’s death or disability not related to a change in control, Mr. Savoff would not have forfeited his performance units for all open performance periods, but rather such performance unit awards would have been pro-rated based on his number of months of participation in each open Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period. For purposes of the table, the value of Mr. Savoff’s awards were calculated as follows:

2010 - 2012 Plan – 3,533 (5,300 * 24/36) performance units at target, assuming a stock price of $73.05

2011 - 2013 Plan – 1,967 (5,900 *12/36) performance units at target, assuming a stock price of $73.05

(4)	In the event of his death, disability or a change in control, all of Mr. Savoff’s unvested stock options granted prior to December 30, 2010 would immediately vest. In the event of his death, disability or qualifying termination related to a change in control, all of Mr. Savoff’s unvested stock options granted on or after December 30, 2010 would immediately vest. In addition, he would be entitled to exercise any unexercised options during a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Savoff exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 30, 2011, and the exercise price of each option share. As of December 30, 2011, the closing stock price exceeded the exercise price for Mr. Savoff’s 2011 unvested options and accordingly, such options are reported in the table; all other stock options with respect to the accelerated vesting of Mr. Savoff’s stock options were “underwater as of December 31, 2011 and are excluded from the table.

(5)	In the event of his death or disability, Mr. Savoff would immediately vest in a pro-rated portion of the unvested restricted stock that was otherwise scheduled to become vested on the immediately following twelve (12)-month grant date anniversary date (as well as dividends declared on the pro-rated portion of such restricted stock). The pro-rated vested portion would be determined based on the number of days between the most recent preceding twelve (12)-month Grant Date anniversary date and the date of his death or Disability. In the event of his qualifying termination related to a change in control, Mr. Savoff would immediately vest in all unvested restricted stock.

(6)	Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Savoff would be eligible to receive Company-subsidized COBRA benefits for 18 months.

(7)	As of December 31, 2011, compensation and benefits available to Mr. Savoff under this scenario are substantially the same as available under a voluntary resignation. As of December 31, 2011, Mr. Savoff is not retirement eligible.

(8)	With respect to grants made under the 2007 Equity Ownership Plan prior to December 30, 2010, plan participants are entitled to receive an acceleration of certain benefits based solely upon a change in control of the Company and without regard to whether their employment is terminated as a result of a change in control. The accelerated benefits in the event of a change in control are as follows:

•	All unvested stock options would become immediately exercisable; and

•	Severance benefits in place of performance units become payable as described in footnote 3 above.

The 2007 Equity Ownership Plan was amended in December 2010 so that awards granted on or after December 30, 2010 require a qualifying involuntary termination in order to accelerate vesting or trigger severance payments.

(9)	In December 2010, the System Executive Continuity Plan was amended to eliminate excise tax gross up payments.

Richard J. Smith

President, Entergy Wholesale Commodity Business

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which the President, Entergy Wholesale Commodity Business would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2011:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(7)	Disability	Death	Change in Control(8)	Termination Related to a Change in Control
Severance Payment(2)	—	—	—	—	—	—	—	$3,278,535
Performance Units:(3)
2010-2012 Performance Unit Program	—	—	—	$258,086	$258,086	$258,086	$387,165	$387,165
2011-2013 Performance Unit Program	—	—	—	$143,689	$143,689	$143,689	—	$306,810
Unvested Stock Options(4)	—	—	—	$4,420	$4,420	$4,420	—	$4,420
Unvested Restricted Stock(5)	—	—	—	—	$71,008	$71,008	—	$230,041
Medical and Dental Benefits(6)	—	—	—	—	—	—	—	—
280G Tax Gross-up(9)	—	—	—	—	—	—	—	—
Retention Agreement(10)	—	—	—	$967,500	—	—	—	—

(1)	In addition to the payments and benefits in the table, Mr. Smith would have been eligible to retire and entitled to receive his vested pension benefits. For a description of the pension benefits available to Named Executive Officers, see “2011 Pension Benefits.” In the event of a termination related to a change in control, pursuant to the terms of the Pension Equalization Plan, Mr. Smith would be eligible for subsidized early retirement even if he does not have company permission to separate from employment. If Mr. Smith’s employment were terminated for cause, he would forfeit his benefit under the Pension Equalization Plan.

(2)	In the event of a qualifying termination related to a change in control, Mr. Smith would be entitled to receive, pursuant to the System Executive Continuity Plan, a lump sum severance payment equal to product of 2.99 times the sum of (a) his annual base salary as in effect at any time within one year prior to the commencement of a change in control period or, if higher, immediately prior to a circumstance constituting good reason plus (b) his annual incentive, calculated using the average annual target opportunity derived under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in which the participant’s termination occurs. For purposes of this table, we have assumed a 70% target opportunity and a base salary of $645,000.

(3)	In the event of a change in control (regardless of whether he experienced a qualifying termination), Mr. Smith would have been entitled, pursuant to the 2007 Equity Ownership Plan, to receive for the 2010-2012 performance period a lump sum payment relating to his performance units. The payment is calculated as if all performance goals relating to the performance units were achieved at target level. For purposes of the table, the value of Mr. Smith’s award was calculated as follows:

2010 - 2012 Plan – 5,300 performance units at target, assuming a stock price of $73.05

In the event of a qualifying termination related to a change in control, Mr. Smith would have forfeited his performance units for the 2011-2013 performance period and would have been entitled to receive, pursuant to the 2007 Equity Ownership Plan, a single-sum severance payment that would not be based on any outstanding performance periods. For the 2011-2013 performance period, the payment would have been calculated using the average annual number of performance units he would have been entitled to receive under the Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Smith’s severance payment was calculated by taking an average of the target performance units from the 2007-2009 Performance Unit Program (4,500 units) and the 2008-2010 Performance Unit Program (3,900 units) and multiplying the average number of units (4,200 units) by the closing price of Entergy common stock on December 30, 2011 ($73.05) resulting in a severance payment of $306,810 for the forfeited performance units.

In the event of Mr. Smith’s death, disability or retirement not related to a change in control, Mr. Smith would not have forfeited his performance units for all open performance periods, but rather such performance unit awards would have been pro-rated based on his number of months of participation in each open Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period. For purposes of the table, the value of Mr. Smith’s awards were calculated as follows:

2010 - 2012 Plan – 3,533 (5,300 * 24/36) performance units at target, assuming a stock price of $73.05

2011 - 2013 Plan – 1,967 (5,900 *12/36) performance units at target, assuming a stock price of $73.05

(4)	In the event of his retirement, death, disability or a change in control, all of Mr. Smith’s unvested stock options granted prior to December 30, 2010 would immediately vest. In the event of his retirement, death, disability or qualifying termination related to a change in control, all of Mr. Smith’s unvested stock options granted on or after December 30, 2010 would immediately vest. In addition, he would be entitled to exercise any unexercised options for the remainder of the ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Smith exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 30, 2011, and the exercise price of each option share. As of December 30, 2011, the closing stock price exceeded the exercise price for Mr. Smith’s 2011 unvested options and accordingly, such options are reported in the table; all other stock options with respect to the accelerated vesting of Mr. Smith’s stock options were “underwater” as of December 31, 2011 and are excluded from the table.

(5)	In the event of his death or disability, Mr. Smith would immediately vest in a pro-rated portion of the unvested restricted stock that was otherwise scheduled to become vested on the immediately following twelve (12)-month grant date anniversary date (as well as dividends declared on the pro-rated portion of such restricted stock). The pro-rated vested portion would be determined based on the number of days between the most recent preceding twelve (12)-month Grant Date anniversary date and the date of his death or Disability. In the event of his qualifying termination related to a change in control, Mr. Smith would immediately vest in all unvested restricted stock.

(6)	Upon retirement, Mr. Smith would be eligible for retiree medical and dental benefits at the same level as all other retirees. Pursuant to the System Executive Continuity Plan, in the event of a qualifying termination related to a change in control, Mr. Smith would not be eligible to receive additional subsidized medical and dental benefits.

(7)	As of December 31, 2011, Mr. Smith is retirement eligible and would retire rather than voluntarily resign. Given that scenario, the compensation and benefits available to Mr. Smith under retirement are substantially the same as available with a voluntary resignation.

(8)	With respect to grants made under the 2007 Equity Ownership Plan prior to December 30, 2010, plan participants are entitled to receive an acceleration of certain benefits based solely upon a change in control of the Company and without regard to whether their employment is terminated as a result of a change in control. The accelerated benefits in the event of a change in control are as follows:

•	All unvested stock options would become immediately exercisable; and

•	Severance benefits in place of performance units become payable as described in footnote 3 above.

The 2007 Equity Ownership Plan was amended in December 2010 so that awards granted on or after December 30, 2010 require a qualifying involuntary termination in order to accelerate vesting or trigger severance payment upon a change in control.

(9)	In December 2010, the System Executive Continuity Plan was amended to eliminate excise tax gross up payments.

(10)	In December 2009, the Company entered into an agreement with Mr. Smith. The agreement provides that Mr. Smith will receive a lump sum cash payment equal to 1.5 times his base salary if he either (i) remains continuously employed in such capacity for 24 months after April 5, 2010 or (ii) remains continuously employed in such capacity for at least six (6) months after April 5, 2010 and thereafter retires with the consent of our Chief Executive Officer prior to reaching such 24 months of service. If he retired on December 31, 2011 with permission from Entergy’s Chief Executive Officer, he would have been eligible to receive 1.5 times his base salary. See “Compensation Discussion and Analysis” for a complete description of Mr. Smith’s agreement.

Gary J. Taylor

Group President, Utility Operations

The following table shows certain payments and benefits, excluding vested or earned awards and benefits, which our Group President, Utility Operations would have been entitled to receive as a result of a termination of his employment under various scenarios as of December 31, 2011:

Benefits and Payments Upon Termination(1)	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement(7)	Disability	Death	Change in Control(8)	Termination Related to a Change in Control
Severance Payment(2)	—	—	—	—	—	—	—	$3,013,202
Performance Units:(3)
2010-2012 Performance Unit Program	—	—	—	$258,086	$258,086	$258,086	$387,165	$387,165
2011-2013 Performance Unit Program	—	—	—	$143,689	$143,689	$143,689	—	$306,810
Unvested Stock Options(4)	—	—	—	$5,200	$5,200	$5,200	—	$5,200
Unvested Restricted Stock(5)	—	—	—	—	$71,008	$71,008	—	$230,041
Medical and Dental Benefits(6)	—	—	—	—	—	—	—	—
280G Tax Gross-up(9)	—	—	—	—	—	—	—	—

(1)	In addition to the payments and benefits in the table, Mr. Taylor would have been eligible to retire and entitled to receive his vested pension benefits. For a description of the pension benefits available to Named Executive Officers, see “2011 Pension Benefits.” In the event of a termination related to a change in control, pursuant to the terms of the System Executive Retirement Plan, Mr. Taylor would be eligible for subsidized early retirement even if he does not have company permission to separate from employment. If Mr. Taylor’s employment were terminated for cause, he would not receive a benefit under the System Executive Retirement Plan.

(2)

In the event of a qualifying termination related to a change in control, Mr. Taylor would be entitled to receive pursuant to the System Executive Continuity Plan a lump sum severance payment equal to the product of 2.99 times the sum of (a) his annual base salary as in effect at any time within one year prior to the commencement of a change in control period or, if higher, immediately prior to a circumstance constituting good reason plus (b) his annual incentive, calculated using the average annual target opportunity derived under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in which the participant’s termination occurs. For purposes of this table, we have assumed a 70% target opportunity and a base salary of $592,800.

(3)	In the event of a change in control (regardless of whether he experienced a qualifying termination), Mr. Taylor would have been entitled, pursuant to the 2007 Equity Ownership Plan, to receive for the 2010-2012 performance period a lump sum payment relating to his performance units. The payment is calculated as if all performance goals relating to the performance units were achieved at target level. For purposes of the table, the value of Mr. Taylor’s award was calculated as follows:

2010 - 2012 Plan – 5,300 performance units at target, assuming a stock price of $73.05

In the event of a qualifying termination related to a change in control, Mr. Taylor would have forfeited his performance units for the 2011-2013 performance period and would have been entitled to receive, pursuant to the 2007 Equity Ownership Plan, a single-sum severance payment that would not be based on any outstanding performance periods. For the 2011-2013 performance period, the payment would have been calculated using the average annual number of performance units he would have been entitled to receive under the Performance Unit Program with respect to the two most recent performance periods preceding the calendar year in which his termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Taylor’s severance payment was calculated by taking an average of the target performance units from the 2007-2009 Performance Unit Program (4,500 units) and the 2008-2010 Performance Unit Program (3,900 units) and multiplying the average number of units (4,200 units) by the closing price of Entergy common stock on December 30, 2011 ($73.05) resulting in a severance payment of $306,810 for the forfeited performance units.

In the event of Mr. Taylor’s death, disability or retirement not related to a change in control, Mr. Taylor would not have forfeited his performance units for all open performance periods, but rather such performance unit awards would have been pro-rated based on his number of months of participation in each open Performance Unit Program performance cycle. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period. For purposes of the table, the value of Mr. Taylor’s awards were calculated as follows:

2010 - 2012 Plan – 3,533 (5,300 * 24/36) performance units at target, assuming a stock price of $73.05

2011 - 2013 Plan – 1,967 (5,900 * 12/36) performance units at target, assuming a stock price of $73.05

(4)	In the event of his retirement, death, disability or a change in control, all of Mr. Taylor’s unvested stock options granted prior to December 30, 2010 would immediately vest. In the event of his retirement, death, disability or qualifying termination related to a change in control, all of Mr. Taylor’s unvested stock options granted on or after December 30, 2010 would immediately vest. In addition, he would be entitled to exercise his stock options for a ten-year term extending from the grant date of the options. For purposes of this table, we assumed that Mr. Taylor exercised his options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 30, 2011, and the exercise price of each option share. As of December 30, 2011, the closing stock price exceeded the exercise price for Mr. Taylor’s 2011 unvested options and accordingly, such options are reported in the table; all other stock options with respect to the accelerated vesting of Mr. Taylor’s stock options were “underwater” as of December 31, 2011 and are excluded from the table.

(5)	In the event of his death or disability, Mr. Taylor would immediately vest in a pro-rated portion of the unvested restricted stock that was otherwise scheduled to become vested on the immediately following twelve (12)-month grant date anniversary date (as well as dividends declared on the pro-rated portion of such restricted stock). The pro-rated vested portion would be determined based on the number of days between the most recent preceding twelve (12)-month Grant Date anniversary date and the date of his death or Disability. In the event of his qualifying termination related to a change in control, Mr. Taylor would immediately vest in all unvested restricted stock.

(6)	Upon retirement, Mr. Taylor would be eligible for retiree medical and dental benefits at the same level as all other retirees. Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Taylor would not be eligible to receive Company subsidized COBRA benefits.

(7)	As of December 31, 2011, Mr. Taylor is retirement eligible and would retire rather than voluntarily resign. Given that scenario, the compensation and benefits available to Mr. Taylor under retirement are substantially the same as available with a voluntary resignation. Mr. Taylor has advised the Company that he intends to resign from his position as Group President, Utility Operations, effective May 31, 2012.

(8)	With respect to grants made under the 2007 Equity Ownership Plan prior to December 30, 2010, plan participants are entitled to receive an acceleration of certain benefits based solely upon a change in control of the Company and without regard to whether their employment is terminated as a result of a change in control. The accelerated benefits in the event of a change in control are as follows:

•	All unvested stock options would become immediately exercisable; and

•	Severance benefits in place of performance units become payable as described in footnote 3 above.

The 2007 Equity Ownership Plan was amended in December 2010 so that awards granted on or after December 30, 2010 require a qualifying involuntary termination in order to accelerate vesting or trigger severance payments.

(9)	In December 2010, the System Executive Continuity Plan was amended to eliminate excise tax gross up payments.

In the following sections, we provide additional information regarding certain of the scenarios described in the tables above:

Termination Related to a Change in Control

Under our System Executive Continuity Plan, our Named Executive Officers will be entitled to the benefits described in the tables above in the event of a termination related to a change in control if their employment is terminated other than for cause or if they terminate their employment for good reason, in each case within a period ending 24 months following the effective date of a change in control.

A change in control includes the following events:

•

The purchase of 30% or more of either our common stock or the combined voting power of our voting securities, the merger or consolidation of the Company (unless our Board members constitute at least a majority of the board members of the surviving entity);

•	the merger or consolidation of the Company (unless our Board members constitute at least a majority of the board members of the surviving entity);

•	the liquidation, dissolution or sale of all or substantially all of our assets; or

•

a change in the composition of our Board such that, during any two-year period, the individuals serving at the beginning of the period no longer constitute a majority of our Board at the end of the period.

We may terminate a Named Executive Officer’s employment for cause under the System Executive Continuity Plan if he:

•	fails to substantially perform his duties for a period of 30 days after receiving notice from our Board;

•	engages in conduct that is injurious to us or any of our subsidiaries;

•	is convicted or pleads guilty to a felony or other crime that materially and adversely affects his ability to perform his duties or our reputation;

•	violates any agreement with us or any of our subsidiaries; or

•	discloses any of our confidential information without authorization.

A Named Executive Officer may terminate his employment with us for good reason under the System Executive Continuity Plan if, without his consent:

•	the nature or status of his duties and responsibilities is substantially altered or reduced compared to the period prior to the change in control;

•	his salary is reduced by 5% or more;

•	he is required to be based outside of the continental United States at somewhere other than his primary work location prior to the change in control;

•	any of his compensation plans are discontinued without an equitable replacement;

•	his benefits or number of vacation days are substantially reduced; or

•	his employment is purported to be terminated other than in accordance with the System Executive Continuity Plan.

In addition to participation in the System Executive Continuity Plan, upon the completion of a transaction resulting in a change in control of the Company, benefits already accrued under our System Executive Retirement Plan, Pension Equalization Plan and Supplemental Retirement Plan, if any, will become fully vested if the executive is involuntarily terminated without cause or terminates employment for good reason. Any awards granted under the Equity Ownership Plan will become fully vested upon a change in control and the executive is involuntarily terminated without cause or terminates employment for good reason. In 2010, we eliminated tax gross up payments for any severance benefits paid under the System Executive Continuity Plan.

Under certain circumstances, the payments and benefits received by a Named Executive Officer pursuant to the System Executive Continuity Plan may be forfeited and, in certain cases, subject to repayment. Benefits are no longer payable under the System Executive Continuity Plan, and unvested performance units under the Performance Unit Program are subject to forfeiture, if the executive:

•	accepts employment with us or any of our subsidiaries;

•	elects to receive the benefits of another severance or separation program;

•	removes, copies or fails to return any property belonging to us or any of our subsidiaries;

•	discloses non-public data or information concerning us or any of our subsidiaries; or

•	violates his non-competition provision, which generally runs for two years but extends to three years if permissible under applicable law.

Furthermore, if the executive discloses non-public data or information concerning us or any of our subsidiaries or violates his non-competition provision, he will be required to repay any benefits previously received under the System Executive Continuity Plan.

Termination for Cause

If a Named Executive Officer’s employment is terminated for “cause” (as defined in the System Executive Continuity Plan and described above under “Termination Related to a Change in Control”), he is generally entitled to the same compensation and separation benefits described below under “Voluntary Resignation,” except that all options may no longer be exercisable.

Voluntary Resignation

If a Named Executive Officer voluntarily resigns from his Entergy System company employer, he is entitled to all accrued benefits and compensation as of the separation date, including qualified pension benefits (if any) and other post-employment benefits on terms consistent with those generally available to our other salaried employees. In the case of voluntary resignation, the officer would forfeit all unvested stock options, shares of restricted stock and restricted units as well as any perquisites to which he or she is entitled as an officer. In addition, the officer would forfeit, except as described below, his or her right to receive incentive payments under the Performance Unit Program or the Annual Incentive Plan. If the officer resigns after the completion of an Annual Incentive Plan or Performance Unit Program performance period, he could receive a payout under the Performance Unit Program based on the outcome of the performance cycle and could, at the Company’s discretion, receive an annual incentive payment under the Annual Incentive Plan. Any vested stock options held by the officer as of the separation date will expire the earlier of ten years from date of grant or 90 days from the last day of active employment.

Retirement

Under our retirement plans, a Named Executive Officer’s eligibility for retirement benefits is based on a combination of age and years of service. Normal retirement is defined as age 65. Early retirement is defined under the qualified retirement plan as minimum age 55 with 10 years of service and in the case of the System Executive Retirement Plan and the supplemental credited service under the Pension Equalization Plan, the consent of the Entergy System company employer.

Upon a Named Executive Officer’s retirement, he is generally entitled to all accrued benefits and compensation as of the separation date, including qualified pension benefits and other post-employment benefits consistent with those generally available to salaried employees. The annual incentive payment under the Annual Incentive Plan is pro-rated based on the actual number of days employed during the performance year in which the retirement date occurs. Similarly, payments under the Performance Unit Program for those retiring with a minimum 12 months of participation are pro-rated based on the actual full months of participation, in each outstanding performance cycle, in which the retirement date occurs. In each case, payments are delivered at the conclusion of each annual or performance cycle, consistent with the timing of payments to active participants in the Annual Incentive Plan and the Performance Unit Program, respectively. Unvested stock options issued under our Equity Ownership Plan vest on the retirement date and expire ten years from the grant date of the options. Any restricted units held (other than those issued under the Performance Unit Program) by the executive upon his or her retirement are forfeited, and perquisites are not available following the separation date.

Disability

If a Named Executive Officer’s employment is terminated due to disability, he generally is entitled to the same compensation and separation benefits described above under “Retirement,” except that restricted units may be subject to specific disability benefits (as noted, where applicable, in the tables above).

Death

If a Named Executive Officer dies while actively employed by an Entergy System company employer, he generally is entitled to the same compensation and separation benefits described above under “Retirement,” including:

•	all unvested stock options will vest immediately;

•	vested stock options will expire ten years from the grant date; and

•	restricted units may be subject to specific death benefits depending on the restricted unit agreement (as noted, where applicable, in the tables above).

2011 NON-EMPLOYEE DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board.

2011 Cash Compensation Paid to Board Members

Quarterly Cash Retainer.   Each non-employee director receives a quarterly cash retainer equal to the value of 75 shares of our common stock.

Meeting Attendance Fees.   In addition to receiving a quarterly cash retainer, each non-employee director receives a fee for attending Board and Committee Meetings:

Meeting	Fee
Board Meetings	$1,500
Committee Meetings (1) (in conjunction with Board meetings)	$1,000
Committee Meetings (1) (different location from Board and other committee meetings)	$2,000
Telephone Meetings	One-half of applicable fees

(1)	If a director attends a meeting of a committee on which that director does not serve as a member, he or she receives one-half of the applicable fees of an attending member.

Presiding Director and Chair Cash Retainers.   In 2011, the Presiding Director received an annual cash retainer of $20,000. The chairs of the Audit Committee and Nuclear Committee each received an annual cash retainer fee of $15,000 and the chairs of each of the Personnel Committee, Corporate Governance Committee and Finance Committee received an annual cash retainer of $10,000.

2011 Equity-Based Compensation

All non-employee directors receive two types of equity-based compensation grants: common stock and phantom units (which are the economic equivalent of one share of our common stock).

Common Stock.   Each non-employee director receives a quarterly grant of 150 shares of common stock. Directors may defer receipt of these shares subject to certain conditions as phantom units of Entergy common stock. The deferred shares are paid in cash in an amount equal to the market value of our common stock at the time of distribution. Deferred shares accrue dividend equivalents until distribution.

Phantom Units.   Under the Service Recognition Program for Outside Directors, non-employee directors are credited with 800 phantom units representing shares of common stock for each year of service on the Board. After five years, the director’s rights in the phantom units vest and he or she becomes entitled to receive, upon the conclusion of his or her service on the Board, the cash equivalent for each vested unit of one share of common stock on the date of the director’s retirement or separation from the Board. Payouts under the Service Recognition Plan occur over a five-year period in equal installments. Phantom units accumulate dividend equivalents. In the event of a change in control (as defined in the plan) and the termination of the director’s service, the phantom units vest and become immediately payable.

Other Benefits

Non-employee directors receive $1,500 for participation in director education programs, director orientation or business sessions, inspection trips or conferences not held on the same day as a Board meeting.

The Company also reimburses non-employee directors for their expenses in attending Board and committee meetings, director education programs and other Board-related activities. The Company also purchased director and officer liability insurance, life insurance, accidental death and disability insurance and aircraft accident insurance for its non-employee directors. In addition, each non-employee director may receive an annual physical at the Company’s expense. In 2011, the directors received tax gross ups for the benefits they received.

Compensation Changes

In December 2011, our Board approved certain changes to director compensation effective June 1, 2012. These changes include:

•	Instead of a quarterly cash retainer based on the value of 75 shares of our common stock, non-employee directors will receive a quarterly cash retainer equal to $12,500;

•	Instead of a quarterly stock grant of 150 shares of common stock, non-employee directors will receive a quarterly stock grant of shares with a fair market value at the time of grant equal to $11,250;

•

Instead of an annual grant of 800 phantom stock units, non-employee directors will receive units having a value of $60,000 on the date of grant with all units vested at the time of grant and payable upon the conclusion of the director’s service on the Board; and

•	Elimination of life and accidental death and disability insurance for directors.

In addition, as of January 1, 2012, our directors will no longer receive tax gross ups on any benefits they receive. These changes were made in consultation with Pay Governance and were made to align director compensation with other Fortune 500 companies and companies in the utility industry. The meeting fees, Presiding Director and Committee Chair retainers and other benefits described above were not changed.

2011 Director Compensation Table

The table below provides information regarding non-employee director compensation for the fiscal year ended December 31, 2011:

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (5)		Option Awards ($)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)		(d)	(g)	(h)
		Stock Grants(3)	Retirement Accruals (4)
Maureen S. Bateman	$98,119	$41,238	$54,520	$-	$55,035	$248,912
Gary W. Edwards	$82,119	$41,238	$54,520	$-	$19,924	$197,801
Alexis M. Herman	$76,369	$41,238	$54,520	$-	$19,388	$191,515
Donald C. Hintz	$95,119	$41,238	$54,520	$-	$19,292	$210,169
Stuart L. Levenick	$67,119	$41,238	$54,520	$-	$22,304	$185,181
Blanche L. Lincoln	$61,779	$30,558	$13,630	$-	$6,499	$112,466
Stewart C. Myers	$62,869	$41,238	$54,520	$-	$2,732	$161,359
William A. Percy, II	$81,869	$41,238	$54,520	$-	$33,418	$211,045
W.J. “Billy” Tauzin	$74,119	$41,238	$54,520	$-	$38,874	$208,751
Steven V. Wilkinson	$96,869	$41,238	$54,520	$-	$24,906	$217,533

(1)	J. Wayne Leonard, the Company’s Chairman and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Leonard as an employee of the Company is shown in the Summary Compensation table on page 34.

(2)	The amounts reported in column (b) consist of all fees earned or paid in cash for services as a director, including retainer fees, Presiding Director and Chair fees, and meeting fees, all of which are described under “Cash Compensation” above.

(3)	The amounts in this column represent the aggregate grant date fair value determined in accordance with accounting standards for the 150 shares of common stock granted on a quarterly basis to each non-employee director during 2011. For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2011.

(4)	The amounts in this column represent the aggregate grant date fair value determined in accordance with accounting standards for the phantom units granted to each director. Under the Service Recognition Program for Outside Directors, each non-employee director is credited with 800 phantom units representing shares of common stock for each year of service on the Board. After five years, the director’s rights in the phantom units vest and the director becomes entitled to receive, upon the conclusion of service on the Board, the cash equivalent of one share of common stock for each vested unit on the date of the director’s retirement or separation.

(5)	As of the end of 2011, the outstanding phantom units issued under the Service Recognition Program for Outside Directors held by each of our directors were: Ms. Bateman 8,800; Mr. Edwards 4,631; Ms. Herman 6,400; Mr. Hintz 5,600; Mr. Levenick 4,631; Ms. Lincoln 200; Mr. Myers 1,383; Mr. Percy 9,054; Mr. Tauzin 4,493; and Mr. Wilkinson 6,027. As of December 31, 2011, Mr. Hintz had 260,000 unexercised options outstanding.

(6)	The amounts in column (g) include dividends accrued under the Service Recognition Program and the following perquisites: (a) Company paid physical exams, related expenses and associated tax gross up payments; (b) personal air travel and associated tax gross-up payments; and (c) Company paid premiums for $25,000 life insurance, $25,000 accidental death and disability insurance and Entergy system aircraft accident plan when flying on Company business. Effective January 1, 2012, we discontinued paying tax gross ups on any perquisites received by the directors.

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each member of the Personnel Committee is an independent director. During the last completed fiscal year, none of the Personnel Committee members has served as an officer of the Company, and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of the Company’s Board of Directors.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of March 23, 2012, our records and other information available from external sources indicated that the following shareholders were the beneficial owners of more than five percent of our common stock. The information below is as reported in their filings with the SEC. We are not aware of any other beneficial owner of more than five percent of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Barrow, Hanley, Mewhinney & Strauss, LLC(1) 2200 Ross Avenue 31st Floor Dallas, Texas 75201	10,170,559	5.8%

Black Rock, Inc.(2) 40 East 52nd Street New York, New York 10022	13,796,936	7.8%

Franklin Resources, Inc.(3) One Franklin Parkway San Mateo, California 94403	9,417,731	5.3%

State Street Corporation(4) One Lincoln Street Boston, Massachusetts 02111	9,098,312	5.2%

T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, Maryland 21202	12,630,894	7.1%

(1)	Based on a Schedule 13G filed with the SEC on February 10, 2012, Barrow, Hanley, Mewhinney & Strauss, LLC has indicated that it has sole voting power over 2,601,666 shares, shared voting power with respect to 7,568,893 shares and sole power to dispose or direct the disposition of 10,170,559 shares.

(2)	Based on a Schedule 13G filed with the SEC on February 13, 2012, Black Rock, Inc. has indicated that it has sole voting power over 13,796,936 shares and sole power to dispose or direct the disposition of 13,796,936 shares.

(3)	Based on a Schedule 13G filed with the SEC on February 7, 2012, Franklin Resources, Inc. has indicated that it has sole voting power over 9,308,670 shares, shared voting power with respect to 254 shares and sole power to dispose or direct the disposition of 9,393,924 shares.

(4)	Based on a Schedule 13G filed with the SEC on February 9, 2012, State Street Corporation has indicated that it has shared voting power over 9,098,312 shares and shared power to dispose or direct the disposition of 9,098,312 shares.

(5)	Based on a Schedule 13G filed with the SEC on February 13, 2012, T. Rowe Price Associates, Inc. has indicated that it has sole voting power over 4,359,710 shares of Entergy common stock and sole power to dispose or to direct the disposition of 12,630,894 shares of Entergy common stock.

COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of our common stock and stock-based units as of December 31, 2011 for all directors and Named Executive Officers. Unless otherwise noted, each person had sole voting and investment power over the number of shares of common stock and stock-based units set forth across from his or her name.

Name	Shares	Options Exercisable Within 60 Days	Stock Units(2)

Maureen S. Bateman	4,300	-	8,800
Leo P. Denault	14,126	334,294	-
Gary W. Edwards	1,400	-	7,181
Alexis M. Herman	5,118	-	6,400
Donald C. Hintz	8,944	260,000	6,950
J. Wayne Leonard	444,898	1,458,533	3,111
Stuart L. Levenick	3,800	-	4,631
Blanche L. Lincoln	454	-	200
Stewart C. Myers	1,376	-	1,383
William A. Percy, II	3,100	-	13,104
Mark T. Savoff	4,363	199,467	263
Richard J. Smith	45,672	365,933	-
W. J. Tauzin	3,700	-	4,493
Gary J. Taylor	4,674	310,233	-
Steven V. Wilkinson	4,855	-	6,027
All directors and executive officers as a group (21 persons)	585,170	3,497,111	62,543

(1)	The number of shares of Entergy Corporation common stock owned by each individual and by all directors and executive officers as a group does not exceed one percent of the outstanding Entergy Corporation common stock.

(2)	Represents the balances of phantom units each executive holds under the defined contribution restoration plan and the deferral provisions of the Equity Ownership Plan. These units will be paid out in either Entergy common stock or cash equivalent to the value of one share of Entergy common stock per unit on the date of payout, including accrued dividends. The deferral period is determined by the individual and is at least two years from the award of the bonus. For our directors, the phantom units are issued under the Service Recognition Program for Outside Directors. All non-employee directors are credited with units for each year of service on the Board. In addition, Messrs. Edwards, Hintz and Percy have deferred receipt of some of their quarterly stock grants. The deferred shares will be settled in cash in an amount equal to the market value of our common stock at the end of the deferral period.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of four independent directors. All members meet the independence criteria as defined by the NYSE. During 2011, the Audit Committee complied with its written Charter, as adopted by the Board of Directors. The Charter, which was most recently revised in May 2011, is available on Entergy’s website.

The Audit Committee is responsible for overseeing Entergy’s accounting and financial reporting processes and audits of Entergy’s financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Entergy’s financial statements and reports, Entergy’s internal auditors, as well Entergy’s independent registered public accounting firm, Deloitte & Touche LLP (Deloitte & Touche) which is responsible for expressing an opinion on the conformity of Entergy’s audited financial statements to generally accepted accounting principles.

The Committee held 12 meetings during 2011. The meetings were designed to facilitate and encourage private communication between the Committee and management, the internal auditors, and Deloitte & Touche. During these meetings, the Committee reviewed and discussed the audited annual financial statements and the unaudited interim financial statements with management and Deloitte & Touche. The Committee also received and discussed written communications from both management and Deloitte & Touche regarding internal controls over financial reporting as required by the Public Company Accounting Oversight Board’s Auditing Standard No. 5, “An Audit of Internal Control over Financial Reporting that is Integrated with an Audit of Financial Statements,” and applicable SEC rules.

The discussions with Deloitte & Touche also included the matters required by the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee received the written disclosures and the letter from the independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm communication with the Audit Committee concerning independence, and has discussed with Deloitte & Touche its independence. Deloitte & Touche provides no internal audit services for Entergy and the Audit Committee has concluded that non-audit services provided by Deloitte & Touche are compatible with maintaining its independence.

Based on the above-referenced reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Entergy’s Annual Report on Form 10-K.

The Audit Committee of the Entergy Corporation Board of Directors:

Steven V. Wilkinson, Chair	Stuart L. Levenick
Maureen S. Bateman	Blanche L. Lincoln

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

A representative of Deloitte & Touche LLP will be present at the meeting and will be available to respond to appropriate questions by shareholders and will be given an opportunity to make a statement if the representative desires to do so.

Aggregate fees billed to Entergy and its subsidiaries for the years ended December 31, 2011 and 2010 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting were as follows:

	2011	2010

Audit Fees	$9,096,870	$8,376,900
Audit-Related Fees(a)	$740,000	$1,235,000

Total audit and audit-related fees	$9,836,870	$9,611,900
Tax Fees(b)	$46,083	$43,812
All Other Fees	-	-

Total Fees(c)	$9,882,953	$9,655,712

(a)	Includes fees for employee benefit plan audits, consultation on financial accounting and reporting, and other attestation services.

(b)	Includes fees for tax advisory services.

(c)	100% of fees paid in 2011 and 2010 were pre-approved by the Audit Committee.

Audit Committee Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee has adopted the following guidelines regarding the engagement of Entergy’s independent auditor to perform services for Entergy:

1.	The independent auditor will provide the Audit Committee, for approval, an annual engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g. audit related services, tax services, and all other services).

2.	For other permissible services not included in the engagement letter, Entergy management will submit a description of the proposed service, including a budget estimate, to the Audit Committee for pre-approval. Management and the independent auditor must agree that the requested service is consistent with the SEC’s rules on auditor independence prior to submission to the Audit Committee. The Audit Committee, at its discretion, will pre-approve permissible services and has established the following additional guidelines for permissible non-audit services provided by the independent auditor:

•	Aggregate non-audit service fees are targeted at fifty percent or less of the approved audit service fee.
•	All other services should only be provided by the independent auditor if it is the only qualified provider of that service or if the Audit Committee specifically requests the service.

3.	The Audit Committee will be informed quarterly as to the status of pre-approved services actually provided by the independent auditor.

4.	To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Audit Committee Chair or its designee the authority to approve permissible services and fees. The Audit Committee Chair or designee will report action taken to the Audit Committee at the next scheduled Audit Committee meeting.

5.	The Vice President and General Auditor will be responsible for tracking all independent auditor fees and will report quarterly to the Audit Committee.

MATTERS REQUIRING SHAREHOLDER ACTION

Proposal 1 –     Election of Directors

At our Annual Meeting, 11 people will be elected as members of the Board of Directors; in each case, to serve until the next annual meeting and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The Corporate Governance Committee of the Board of Directors has nominated the 11 people listed below for election at the Annual Meeting. Each nominee is currently serving as a director of the Company. The number of directors constituting our Board is currently set at 12 which will leave one vacancy on the Board immediately following the Annual Meeting. The Corporate Governance Committee is currently conducting a search for a candidate to fill the vacancy. Proxies cannot be voted for a greater number of directors than the 11 nominees as identified in this Proxy Statement.

There are no family relationships among our executive officers and directors. All of the nominees have indicated that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

If you sign your proxy card but do not give instructions with respect to voting for directors, your shares will be voted for the 11 persons recommended by the Board of Directors.

The Board of Directors unanimously recommends that the shareholders vote FOR the election of each nominee.

2012 NOMINEES FOR THE BOARD OF DIRECTORS

The following pages contain information concerning each of the nominees for director, including each nominee’s age as of December 31, 2011, period served as a director, position (if any) with the Company, business experience, directorships of other publicly-owned corporations (if any) and other professional affiliations.

MAUREEN SCANNELL BATEMAN	Age 68	Director Since 2000
New York, New York
• Managing Director, Rose Hill Consultants since June 2010
• Former Of Counsel, Butzel Long (legal services), 2007 to 2010
• Former General Counsel, Manhattanville College, 2007-2010
• Former Partner, Holland & Knight LLP (legal services), 2004-2007
• Former Executive Vice President and General Counsel of State Street Corporation (banking and financial services for institutional investors)
• Former Managing Director and General Counsel of United States Trust Company of New York (banking, trust and investment advisory services)
• Director of Evercore Trust Company
• Vice President – General of the American Irish Historical Society
• Trustee of the Gregorian University Foundation
• Director of Boston Bar Foundation
• Fellow of the American Bar Association
• Trustee-Fellow of Fordham University
• Treasurer and a Director of Fordham Law Alumni Trustees
Ms. Bateman’s qualifications to serve on the Board include her extensive experience in the banking and financial services industries, her skills as an accomplished corporate attorney, and her experience as a director or trustee of various private companies, charitable organizations and foundations.

GARY W. EDWARDS	Age 70	Director Since 2005
Houston, Texas
• Presiding Director of the Board of Directors of Entergy Corporation since October 2006
• Former Senior Executive Vice President of Conoco Inc. (1999-2001); Former Executive Vice President of Conoco Inc. (1991-1999); Former Senior Vice President of DuPont (1991-1999)
• Director of Sunoco, Inc. and Sunoco Logistics Partners L.P.
• Director of The Methodist Hospital, Houston, Texas
• Director Emeritus of Yellowstone Park Foundation
• Trustee of Kansas State University Foundation
• Member of Advisory Board of Theatre Under the Stars, Houston, Texas
• Former Member of Advisory Board of Compass Partners, LLP, New York (investment banking firm) (2002-2010)
Mr. Edwards’ qualifications to serve on the Board include his senior executive skills and experience, his knowledge of the oil and gas industry, and his experience as a director of public and private companies, charitable organizations and foundations.

ALEXIS M. HERMAN	Age 64	Director Since 2003
McLean, Virginia
• Chair and Chief Executive Officer of New Ventures, LLC (corporate consultants) since 2001
• Director of The Coca-Cola Company, Cummins, Inc. and MGM Mirage
• Former Secretary of Labor of the United States of America
• Former White House Assistant to the President of the United States of America
• Director of George Meany National Labor College, Bush-Clinton Haiti Fund and National Urban League
• Former Director of Presidential Life Insurance Company
Ms. Herman’s qualifications to serve on the Board include her experience in governmental affairs as former Secretary of Labor and White House Assistant to the President and as a director of public companies.

DONALD C. HINTZ	Age 68	Director Since 2004
Punta Gorda, Florida

• Former President, Entergy Corporation and Entergy Services, Inc.; former President and Chief Executive Officer of Entergy Operations, Inc.; and former President and Chief Operating Officer of System Energy Resources, Inc. (retirement commenced in 2004)

• Member of the U.S. Department of Energy’s Nuclear Energy Advisory Committee
• Former President and Vice President of the American Nuclear Society
• Director of Ontario Power Generation Inc.
• Former Director of Electric Power Research Institute Board
• Member of International Technical Advisory Board of Nuclear Electric Insurance Limited
• Chair of the Nuclear Electric Insurance Limited International Technical Advisory Committee

Mr. Hintz’s qualifications to serve on the Board include his extensive knowledge of the Company and its business as its former president and his experience in the nuclear industry, including as a member of various advisory boards and other industry bodies.

J. WAYNE LEONARD	Age 61	Director Since 1999
New Orleans, Louisiana
• Chairman of the Board of Directors of Entergy Corporation since August 2006
• Chief Executive Officer of Entergy Corporation and Entergy Services, Inc. since 1999
• Chief Operating Officer, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc., March-December 1998
• Former President, Cinergy Capital & Trading, Inc.
• Former President, Energy Commodities Business Unit of Cinergy Corp.
• Former Group Vice President and Chief Financial Officer of Cinergy Corp.
• Director of Tidewater, Inc.
• Director of Edison Electric Institute
• Director of The Center for Climate and Energy Solutions
• Former Trustee of United Way of Greater New Orleans

Mr. Leonard’s qualifications to serve on the Board include his extensive senior executive experience in the utility industry, his deep knowledge of the Company as our Chairman and Chief Executive Officer, and his experience as a public company director.

STUART L. LEVENICK	Age 58	Director Since 2005
Peoria, Illinois
• Group President and Executive Office Member of Caterpillar Inc., a manufacturer of construction and mining equipment, since 2004
• Director of W. W. Grainger, Inc., (distributes facility maintenance products)
• Director of Heart of Illinois United Way, Peoria Illinois
• Executive Director of U.S. Chamber of Commerce, Washington, D.C.
• Executive Director and Vice Chair of Association of Equipment Manufacturers, Washington, D.C.
Mr. Levenick’s qualifications to serve on the Board include his extensive senior executive experience at a major manufacturing company and his experience as a public company director.

BLANCHE LAMBERT LINCOLN	Age 51	Director Since 2011
Arlington, Virginia
• Special Policy Advisor, Alston & Bird LLP since 2011
• Former United States Senator for the State of Arkansas 1999-2011
• Former United States Representative for the State of Arkansas 1993-1997
• Former Chair, U.S. Senate Committee on Agriculture, Nutrition and Forestry
• Former Member, U.S. Senate Committee on Finance, Committee on Energy and Natural Resources, and Special Committee on Aging
• Former member of the U.S. House Committee on Energy and Commerce, Committee on Agriculture and Committee on Natural Resources
Ms. Lincoln’s qualifications to serve on the Board include her extensive experience in governmental and legislative affairs as a former member of the U.S. House and Senate and her strong ties to the State of Arkansas (one of our service territories).

STEWART C. MYERS	Age 71	Director Since 2009
Cambridge, Massachusetts
• Robert C. Merton (1970) Professor of Financial Economics at the Massachusetts Institute of Technology Sloan School of Management
• Principal and Director of The Brattle Group (economic consulting firm) since 1991
• Co-Author, Principles of Corporate Finance
• Past President, American Finance Association
• Research Associate, National Bureau of Economic Research
Mr. Myers’ qualifications to serve on the Board include his corporate finance expertise, including his leadership in the development of modern finance theory.

WILLIAM A. PERCY, II	Age 72	Director Since 2000
Greenville, Mississippi
• Chairman and Chief Executive Officer of Greenville Compress Company (commercial warehouse and real estate) since 2002
• Chairman of Hope Enterprise Corporation (a non-profit economic development corporation)
• Former Partner of Trail Lake Enterprises (cotton farm and gin)

Mr. Percy’s qualifications to serve on the Board include his strong ties to the State of Mississippi (one of our service territories) and his extensive knowledge of the commercial real estate industry.

W. J. “BILLY” TAUZIN	Age 68	Director Since 2005
Washington, DC
• Co-owner, Manager, Tauzin Consultants, LLC, a consulting firm, since January 2011
• Owner, Tauzin Strategic Networks, a consulting firm, since July 2010
• Former President and Chief Executive Officer, Pharmaceutical Research and Manufacturers of America (PhRMA) (trade association) (2005-2010)
• Former United States Representative for the State of Louisiana (1980-2005)
• Former Chairman, U.S. House Committee on Energy and Commerce
• Former Chairman, U.S. Subcommittee on Telecommunications, Trade and Consumer Affairs
• Former Chairman, U.S. House Subcommittee on Coast Guard and Maritime Transportation
• Former Member, Louisiana House of Representatives (1972-1980)
• Former Board Chairman, South Louisiana Savings & Loan Association
• Attorney-At-Law, State of Louisiana
• Director of LHC Group, Inc.
• Trustee of Keck Graduate Institute
Mr. Tauzin’s qualifications to serve on the Board include his extensive experience in governmental and legislative affairs and his experience as trustee or director of public and private companies and organizations.

STEVEN V. WILKINSON	Age 70	Director Since 2003
Watersmeet, Michigan
• Retired Audit Partner, Arthur Andersen LLP (international public accounting firm)
• Director of Cabot Microelectronics Corporation
• Director of Blackburn College
Mr. Wilkinson’s qualifications to serve on the Board include his deep accounting and finance skills and experience and his experience as a public company director.

The Board includes a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies and experience on other companies’ boards, which provide an understanding of different business processes, challenges, and strategies. Others have experience in government relations. All have personal traits such as candor, integrity, commitment, and collegiality that are essential to an effective board of directors. The Corporate Governance Committee believes that each of the foregoing nominees enhances the collective knowledge and capabilities of the Board and is well qualified to serve as a director of Entergy. The non-employee director nominees collectively also satisfy the Committee’s goal of geographical diversity, with the 11 nominees residing in nine states and the District of Columbia, including nominees with strong ties to the states of Arkansas, Louisiana, Texas and Mississippi. The Committee based the selection of each of its nominees on, among other things, its evaluation of the foregoing experience, qualifications, attributes and skills and its view that each nominee possesses the requisite judgment and integrity to serve with distinction on the Board of Directors.

Proposal 2 –    Ratification of selection of Deloitte & Touche LLP as Independent Registered Public Accountants for 2012

The Audit Committee annually reviews the qualifications, performance and independence of the Company’s independent auditors in accordance with regulatory requirements and guidelines and evaluates whether to change the Company’s independent auditors.

Based on this review, the Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the Company’s annual audit for 2012. Deloitte & Touche LLP has served as the Company’s independent auditors since 2001. Although shareholder approval is not required for the appointment of Deloitte & Touche LLP, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request the shareholders to ratify the selection of Deloitte & Touche LLP as our independent auditors. Ratification requires the affirmative vote of a majority of the shares entitled to vote on the matter and present in person or represented by proxy at the Annual Meeting. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they wish. They will be available to respond to questions from shareholders at the meeting.

The Board of Directors and the Audit Committee recommend that the shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP.

Proposal 3 –    Advisory Vote to Approve Named Executive Officer Compensation

Background of the Proposal

The Company asks that you approve, on an advisory basis, the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables.” This is the second year that the Company is asking shareholders to vote on this type of proposal, known as the “say-on-pay” proposal. At the Annual Meeting of Shareholders held in 2011 (the “2011 Annual Meeting”) approximately 97% of the total votes cast were voted in favor of the Company’s say-on-pay proposal. At the 2011 Annual Meeting, shareholders were also asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. An overwhelming majority of shareholders voting on the matter indicated a preference for holding such a vote on an annual basis. Accordingly, the advisory vote on Named Executive Officer compensation will be held on an annual basis until the next non-binding shareholder vote on the frequency with which the advisory vote on Name Executive Officer compensation should be held.

Since your vote on this resolution is a non-binding advisory vote, it will not be binding on the Board of Directors. However, the Board of Directors and the Personnel Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Executive Compensation

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation principles and underlying programs are designed to attract, motivate and retain key executives who are crucial to our long-term success. The compensation paid to our Named Executive Officers reflects our commitment to pay for performance. A significant percentage of our Named Executive Officers’ compensation is made in the form of long-term incentive awards that incentivize management to achieve results to the mutual benefit of shareholders and management. Moreover, a significant portion of our Named Executive Officers’ cash compensation is paid in the form of annual performance bonuses which are paid based on the achievement of pre-defined performance measures. In addition, the Company recognizes that a strong governance framework is essential to an effective executive compensation program. This framework and executive compensation philosophy are established by an independent Personnel Committee that is advised by an independent executive compensation consultant.

The following items reflect our commitment to pay for performance and to maintaining a strong executive compensation governance framework:

•

Variable compensation is heavily weighted toward long-term incentives to align compensation with sustained shareholder returns; in 2011, 100% of long-term incentive awards for named executive officers were performance-based, consisting of performance units, stock options and shares of restricted stock.

•

Incentive plans that are based upon targets that are approved by the Personnel Committee at the beginning of the applicable performance period, and which have minimum thresholds and maximum payment caps.

•

An annual risk assessment conducted by the Company’s management and reviewed and approved by our Personnel Committee to evaluate whether incentive programs drive behaviors that are demonstrably within the risk management parameters the Committee deems prudent.

•	“Double-triggers” for Named Executive Officers for severance benefits and equity acceleration in the event of a change in control with equity grants effective January 1, 2011 and beyond.

•	Elimination of excise tax gross-up payments for Named Executive Officers upon the payment of severance benefits in the event of a change in control.

•	Adoption of a recoupment policy to claw back compensation under appropriate circumstances that is applicable to all incentive compensation paid to our Section 16 officers.

•	Adoption of a policy that prohibits hedging and other speculative transactions in our common stock by our directors and employees.

•

Reduction of the maximum payout under our Long-Term Incentive Plan from 250% to 200% of target beginning with the 2011-2013 performance cycle, combined with an increase in the minimum payout from 10% to 25% of target, to better align with market practice.

•

Modification of the components of long-term compensation to increase the portion of long-term compensation that will be derived from performance units from 50% to 60% and decrease the portion that will be derived from restricted stock and stock options to 40%.

•

Modification of the form of payout for the Long-Term Performance Unit Program, beginning with the 2012–2014 performance period, such that the executives will receive one hundred percent of their awards in shares of Entergy common stock rather than in cash. Executive officers will be required to retain these shares until they satisfy their stock ownership requirements.

•

Elimination of club dues as a perquisite for the members of the Office of Chief Executive and elimination of financial counseling as a perquisite for all executive officers, combined with the elimination of gross-up payments on all perquisites, except relocation benefits.

The Compensation Discussion and Analysis discussion beginning on page 12 includes additional details about our executive compensation programs. We believe the information provided above and within the Compensation Discussion and Analysis section of this Proxy Statement demonstrates that our executive compensation programs have been designed appropriately and work effectively to align management’s interests with the interests of shareholders. Accordingly, the Board of Directors requests that you approve our executive compensation programs and philosophy by approving the following advisory resolution:

RESOLVED that the shareholders of Entergy Corporation approve, on an advisory basis, the compensation of its Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the Proxy Statement of Entergy Corporation.

The Board of Directors unanimously recommends that the shareholders vote FOR the advisory resolution approving the Company’s executive compensation.

OTHER INFORMATION

Shareholder Proposals for 2013 Meeting

For a shareholder proposal to be included in the Proxy Statement for our next annual meeting, the proposal must be received by the Company at its principal offices no later than November 23, 2012. Also, under our Bylaws, shareholders must give advance notice of nominations for director or other business to be addressed at the meeting not later than the close of business on March 5, 2013 and not earlier than February 9, 2013.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:

Entergy Corporation

Investor Relations

P. O. Box 61000

New Orleans, Louisiana 70161

You may also obtain our Annual Report on Form 10-K over the Internet at the SEC’s web site, www.sec.gov.

By order of the Board of Directors,

J. Wayne Leonard

Chairman of the Board and Chief Executive Officer

Dated: March 23, 2012

 ENTERGY CORPORATION

 639 LOYOLA AVENUE

 NEW ORLEANS, LA  70113

VOTE BY INTERNET – www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY  11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                                            M42649-P20936                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED                                                                                                                                                                   DETACH AND RETURN THIS PORTION ONLY

ENTERGY CORPORATION

    The Board of Directors recommends
that you vote FOR all of the nominees:

1.

Election of Directors

For

Against

Abstain

1a.

M.S. Bateman

☐

☐

☐

1b.

G. W. Edwards

☐

☐

☐

1c.

A. M. Herman

☐

☐

☐

1d.

D. C. Hintz

☐

☐

☐

1e.

J. W. Leonard

☐

☐

☐

1f.

S. L. Levenick

☐

☐

☐

1g.

B. L. Lincoln

☐

☐

☐

1h.

S. C. Myers

☐

☐

☐

1i.

W. A. Percy, II

☐

☐

☐

1j.

W. J. Tauzin

☐

☐

☐

1k.

S. V. Wilkinson

☐

☐

☐

    The Board recommends that
you vote FOR the following proposals:

For

Against

Abstain

2.

       Ratification of selection
      of Deloitte & Touche LLP as Independent Registered Public Accountants
for 2012.

☐

☐

☐

3.

       Advisory Vote to Approve
Named Executive Officer Compensation.

☐

☐

☐

NOTE: Such other
business as may properly
come before the meeting or any adjournment thereof.

Please sign exactly as
your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

       Signature [PLEASE SIGN
WITHIN BOX]

Date

    Signature
(Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and our 2011 Annual Report to Shareholders are available at http://www.entergy.com/investor_relations/2011_publications.aspx

M42650-P20936

ENTERGY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS FOR THE 2012 ANNUAL MEETING OF

SHAREHOLDERS, MAY 4, 2012

The undersigned hereby appoints J. Wayne Leonard, Gary W. Edwards and Alexis M. Herman, jointly and severally, as attorneys and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote on behalf of the undersigned all of the shares of Common Stock of Entergy Corporation that the undersigned is entitled in any capacity to vote if personally present at the 2012 Annual Meeting of Shareholders to be held on May 4, 2012, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting their shares.  The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side